UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Westwood Holdings Group, Inc.

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Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Westwood Holdings Group, Inc., which will be held on Thursday, April 17, 2014, at 10:00 a.m., Central time, at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201. The official Notice of Annual Meeting together with a proxy statement and proxy card are enclosed. Please give this information your careful attention.

Westwood invites all stockholders to attend the meeting in person. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to our Corporate Secretary at Westwood’s principal executive office, by signing and mailing to us a proxy card bearing a later date, or by attending the meeting and voting in person.

Sincerely,

March 10, 2014
Brian O. Casey
Chief Executive Officer and President

WESTWOOD MANAGEMENT • WESTWOOD TRUST • WESTWOOD INTERNATIONAL ADVISORS 200 CRESCENT COURT, SUITE 1200 • DALLAS, TEXAS 75201 • T.214.756.6900 • F.214.756.6979 • www.westwoodgroup.com

WESTWOOD HOLDINGS GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 17, 2014

To the Stockholders of Westwood Holdings Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Westwood Holdings Group, Inc. (“Westwood,” the “Company,” “we,” “us” or “our”) will be held at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201 on Thursday, April 17, 2014, at 10:00 a.m., Central time, to consider and vote on the following proposals:

Proposal 1.	The election of eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified;

Proposal 2.	The ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2014; and

Proposal 3.	To cast a non-binding, advisory vote on Westwood’s executive compensation.

In addition, we will consider the transaction of such other business as may properly come before the meeting or at any adjournments or postponements.

The foregoing items of business are more fully described in the attached proxy statement.

Only stockholders of record at the close of business on March 3, 2014 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A holder of shares of our common stock as of the record date is entitled to one vote in person or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements.

All of our stockholders are invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we urge you to complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope to assure your representation at the meeting. You can revoke your proxy at any time before it is voted by delivering written notice to our Corporate Secretary at our principal executive office, which is located at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by signing and mailing to us a proxy bearing a later date, or by attending the annual meeting and voting in person.

If you are the beneficial owner of shares of our common stock held in street name, you will receive voting instructions from your broker, bank or other nominee (who must be the stockholder of record). The voting instructions will provide details regarding how to vote these shares. Additionally, you may vote these shares in person at the annual meeting if you have requested and received a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the annual meeting, and you complete the legal proxy and present it to us at the annual meeting. Pursuant to the New York Stock Exchange rules, if you hold your shares in street name, nominees will not have discretion to vote these shares on the election of directors. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, bank or other nominee, these shares will not be counted in determining the outcome on Proposal 1 set forth in this proxy statement at the annual meeting. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on these proposals.

This proxy statement and proxy card are being mailed to our stockholders on or about March 14, 2014.

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 17, 2014

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2013 Annual Report, the Proxy Statement and any other additional soliciting materials, are available over the Internet by accessing our website at http://ir.westwoodgroup.com/annuals.cfm. Other information on our website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors
Westwood Holdings Group, Inc.

Brian O. Casey
Chief Executive Officer and President

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WESTWOOD HOLDINGS GROUP, INC.

PROXY STATEMENT FOR

2014 Annual Meeting OF STOCKHOLDERS

TO BE HELD ON APRIL 17, 2014

GENERAL QUESTIONS AND ANSWERS

The following questions and answers are intended to provide brief answers to frequently asked questions concerning the proposals described in this proxy statement and the proxy solicitation process. These questions and answers do not, and are not intended to, address all the questions that may be important to you. You should carefully read the remainder of this proxy statement. This proxy statement and the accompanying proxy card are being mailed to the stockholders of Westwood Holdings Group, Inc. (“Westwood,” the “Company,” “we,” “us” or “our”) on or about March 14, 2014.

The Annual Meeting

Q:	When and where is the annual meeting?

A:	The annual meeting will be held on Thursday, April 17, 2014, at 10:00 a.m., Central time, at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201.

Q:	What am I being asked to vote on?

A:	Our stockholders are being asked to vote on the following proposals at the annual meeting:

•	To elect eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2014; and

•	To cast a non-binding advisory vote on executive compensation.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares (i) “FOR” each of the eight director nominees for election to the Board of Directors, (ii) “FOR” the ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2014, and (iii) “FOR” the approval, on a non-binding advisory basis, of Westwood’s executive compensation.

If you submit your properly executed proxy without voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors.

Q:	Who is entitled to vote at the annual meeting?

A:	Stockholders of record at the close of business on March 3, 2014 (the “record date”) are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. A holder of shares of our common stock as of the record date is entitled to one vote in person or by proxy for each share of common stock owned by such holder on all matters properly brought before the annual meeting or at any adjournments or postponements thereof. As of March 3, 2014, there were 8,262,430 shares of common stock outstanding and entitled to vote on each of the proposals.

Q:	What constitutes a quorum?

A:	In order to carry on the business of the annual meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the annual meeting, either by proxy or in person. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the annual meeting for purposes of determining whether a quorum exists.

Q:	What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:	Stockholder of Record: A stockholder of record holds shares registered directly in his or her name with our transfer agent. As a stockholder of record, you have the right to grant your voting proxy directly to us in accordance with the procedures described below or to vote in person at the annual meeting.

Beneficial Owners: If your shares are held through a bank, broker or other nominee, you are the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares by completing the instructions provided to you by your bank, broker or other nominee. However, since you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a valid proxy from your bank, broker or other nominee (who must be the stockholder of record) giving you the right to vote the shares.

Q:	What is a broker non-vote?

A:	Generally, a broker non-vote occurs when a bank, broker or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the bank, broker or other nominee how to vote, and (2) the bank, broker or other nominee lacks discretionary voting power to vote such shares. A bank, broker or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

Under applicable rules, Proposals 1 and 3 are considered “non-routine” matters, which banks, brokers and other nominees are not allowed to vote on unless they have received voting instructions from the beneficial owners of such shares. The proposal to ratify the appointment of Grant Thornton LLP as Westwood’s independent auditor for the year ending December 31, 2014 (Proposal No. 2) is considered a routine matter on which banks, brokers and other nominees may vote in their discretion on behalf of beneficial owners who have not provided voting instructions. Your bank, broker or other nominee will send you instructions on how you can instruct them to vote on Proposal No. 2. If you do not provide voting instructions, your bank, broker or other nominee will have discretionary authority to vote your shares with respect to Proposal No. 2.

Q:	What vote is required to approve each proposal?

A:	Proposal No. 1: The election of directors requires the affirmative “FOR” vote of a plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote. This means that the eight director nominees that receive the most votes will be elected. You may vote “FOR” or “WITHHOLD” with respect to the election of each director. As the election of directors is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Therefore, although there may be broker non-votes on this proposal, only “FOR” votes will be counted in determining whether a plurality has been cast in favor of a director. Broker non-votes and “WITHHOLD” votes will not affect the outcome on the election of directors.

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2014 requires the affirmative “FOR” vote of a majority of the votes cast at the annual meeting. Abstentions will have no effect on the outcome of this proposal.

Proposal No. 3: The non-binding advisory vote on Westwood’s executive compensation requires the affirmative “FOR” vote of a majority of the votes cast at the annual meeting. As the advisory vote on Westwood’s executive compensation is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

Procedures for Voting

Q:	Who is entitled to vote?

A:	Only stockholders of record as of the close of business on March 3, 2014, the record date, will be entitled to vote on the proposals at the annual meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	If you are the record holder of your shares, you can vote by attending the annual meeting in person or by completing, signing and returning your proxy card in the enclosed postage-paid envelope.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If your shares are held in street name, your proxy card may contain instructions from your broker that allow you to vote your shares using the Internet or telephone. Please consult with your broker if you have any questions regarding the electronic voting of shares held in street name.

Q:	Is my proxy revocable and can I change my vote?

A:	If you are a stockholder of record you may revoke your proxy at any time before it is voted by doing one of the following:

•	Sending a written notice revoking your proxy to Julie K. Gerron, our Corporate Secretary, at 200 Crescent Court, Suite 1200, Dallas, Texas 75201;

•	Signing and mailing to us a proxy bearing a later date; or

•	Attending our annual meeting and voting in person.

If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, the above-described options for revoking your proxy do not apply. Instead, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy and submit new voting instructions.

Q:	Is my vote confidential?

A:	Yes. Only the inspector of votes and certain of our employees will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Our Current Stock Ownership

Q:	What percentage of stock do the directors and executive officers own?

A:	Collectively, our executive officers and directors beneficially owned approximately 917,797 shares, or approximately 11.1 percent, of our outstanding common stock as of March 3, 2014.

We believe that our executive officers and directors intend to vote their shares of our common stock on each of the proposals presented in this proxy statement as recommended by the Board of Directors.

Q:	Who are the largest principal stockholders?

A:	Based on our review of Schedule 13G, Schedule 13D, Form 13F and Form 4 filings, as of March 3, 2014, the ten institutional stockholders with the largest percentage ownership of our outstanding common stock were Royce & Associates, LLC (9.0%), GAMCO Investors, Inc. (8.4%), Conestoga Capital Advisors LLC (6.6%), BlackRock, Inc. (5.9%), Third Avenue Management LLC (5.0%), Wellington Management Co LLP (2.8%), Wells Fargo & Company (2.6%), Zuckerman Investment Group, LLC (2.2%), Dimensional Fund Advisors LP (2.0%) and Vanguard Group Inc. (2.0%).

Susan M. Byrne, our Chairman, owned 4.6%, and Brian O. Casey, our President and Chief Executive Officer, owned 3.0% of our outstanding common stock as of March 3, 2014. Our employees and directors, including Ms. Byrne and Mr. Casey, collectively owned approximately 26% of our outstanding common stock as of March 3, 2014.

Other Information

Q:	What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders?

A:	To be included in the proxy statement for the 2015 annual meeting, stockholder proposals must be in writing and must be received by Westwood at our principal executive office at the following address: 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Corporate Secretary, no later than November 14, 2014. In addition, all proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If Westwood does not have notice of a stockholder proposal at least 45 days before the mailing date of the proxy statement for the prior year’s annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Q:	How may I recommend or nominate individuals to serve as directors, and what is the deadline to propose or nominate individuals to serve as directors?

A:	You may propose director candidates for consideration by the Governance/Nominating Committee of our Board of Directors. Any such recommendations must be in writing to our Corporate Secretary at our principal executive office and received not less than 120 calendar days before the one-year anniversary of the date that the proxy statement for the previous year’s annual meeting was released to stockholders.

However, if we did not hold an annual meeting during the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

For the 2015 annual meeting, the deadline for proposing or nominating individuals to serve as director is November 14, 2014. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee based on the same criteria applied by the Governance/Nominating Committee to director candidates identified by that committee. To be valid, a stockholder’s notice to the Corporate Secretary must set forth certain information, as further described in “Corporate Governance Information—Director Nominees.”

Q:	Who is soliciting my proxy and who will pay the solicitation expenses?

A:	The Company is soliciting your proxy by and on behalf of our Board of Directors and we will pay the cost of preparing and distributing this proxy statement and the cost of soliciting votes. We will reimburse stockbrokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to the owners of our common stock.

Q:	Who can help answer my additional questions?

A:	Stockholders who would like additional copies, without charge, of this proxy statement or have additional questions about this proxy statement, including the procedures for voting their shares, should contact:

Mark A. Wallace, Chief Financial Officer & Treasurer

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

Telephone: (214) 756-6900

This question and answer section is qualified in its entirety by the more detailed information contained in this proxy statement. You are strongly urged to carefully read this proxy statement in its entirety before you vote.

This proxy statement contains important information that should be read before you vote on the proposals herein. You are strongly urged to read this proxy statement in its entirety. You are also strongly urged to read our Annual Report on Form 10-K for the period ended December 31, 2013, which is being sent to you with this proxy statement.

PROPOSAL 1:

Election of Directors

Our bylaws provide that the Board of Directors of the Company (the “Board”) will consist of between three and eleven directors, as determined from time to time by resolution of the Board. The Board has previously set the number of directors at eight. The terms of the seven incumbent directors expire at the 2014 Annual Meeting. Each director elected at the 2014 Annual Meeting will serve until the 2015 Annual Meeting and thereafter until his or her successor has been elected and qualified or until the director’s earlier death, resignation or removal. The Board of Directors, upon the recommendation of the Governance/Nominating Committee, has nominated the nominees listed below. Each nominee has consented to being named in this proxy statement and to serve if elected.

We have no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the proxy.

Each stockholder is entitled to cast one vote for each director nominee per share of common stock held by them at the close of business on March 3, 2014. A plurality of the shares represented in person or by proxy at the annual meeting and entitled to vote is required for the election of directors. This means that the eight director nominees that receive the most votes will be elected. Votes may be cast in favor of a director nominee or withheld. Stockholders may withhold authority to vote for any nominee by striking a line through the name of such nominee in the space provided for such purpose on the proxy card. Broker non-votes and votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

Nominees

The persons nominated to be directors are listed below. The following information is submitted concerning the nominees for election as directors:

Name	Age	Position(s) With Westwood
Brian O. Casey	50	Chief Executive Officer, President and Director

Susan M. Byrne	67	Chairman of the Board of Directors

Richard M. Frank	66	Director

Ellen H. Masterson	63	Director Nominee

Robert D. McTeer	71	Director

Geoffrey R. Norman	70	Director

Martin J. Weiland	65	Director

Raymond E. Wooldridge	75	Director

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE APPROVAL OF EACH OF THE DIRECTOR NOMINEES.

The biographical information for each director nominee is set forth below.

Brian O. Casey has served as Chief Executive Officer of Westwood since January 2006, as President and director of Westwood since its inception in December 2001, as Secretary from 2001 to 2014 and as Chief Operating Officer of Westwood from 2001 to 2005. Mr. Casey has served as Chief Executive Officer of Westwood Management since January 2006, as President since 2002, and as a director since 2000. Mr. Casey served as Chief Operating Officer of Westwood Management from 2000 to 2005, as Executive Vice President from 2000 to 2002, and as Vice President from 1992 to 1996. Mr. Casey has served as director of Westwood Trust since 1996 and he also served as President of Westwood Trust from 1996 to 2013. Since 2002, Mr. Casey has served on the Tartan Board of Directors, a group exclusively devoted to raising money for the Texas Scottish Rite Hospital for Children. Since 2006, he has been a member of the Governor’s Business Council for the State of Texas. He was appointed in 2008 to the board of the Baylor Health Care System Foundation, which helps raise money to support Baylor Health Care System’s mission of patient care, education, research and community service. In 2011, he was appointed to the Board of the Cooper Institute, an organization dedicated to scientific research in the field of preventative medicine and public health.

As the Chief Executive Officer of the Company and with over 20 years in senior executive roles with the Company, Mr. Casey brings an extensive knowledge of and experience with the Company and its business as well as valuable leadership and management experience. Mr. Casey has deep knowledge of the Company’s operations, strategies and competitive environment as well as the asset management industry as a whole. As a board member of several private organizations, Mr. Casey also brings valuable experience in governance matters.

Susan M. Byrne has served as Chairman of the Board of Directors of Westwood since its inception in December 2001. Ms. Byrne has served as Director, Global Initiatives since February 2012, Co-Chief Investment Officer from January 2011 to February 2012, Chief Investment Officer of Westwood from January 2006 to January 2011, and as Chief Executive Officer from December 2001 to December 2005. Ms. Byrne is the founder of Westwood Management and has served as its Chairman of the Board since 1983, as Chief Investment Officer from 1983 to February 2012, as Chief Executive Officer from 1983 to 2005, and as President from 1983 to 2002. She served as a director of Westwood Trust from 1996 to 1999. She has previously served as a member of the Board of Presbyterian Communities & Services Foundation, a member of the Board of the University of Texas Investment Management Company, and as a member of the Board of Trustees for the City of Dallas Employees Retirement Fund.

As the Founder and Chairman of the Board of the Company and as a result of her tenure with the Company and its subsidiaries for over 30 years, Ms. Byrne brings extensive knowledge of and experience with the Company and its business as well as valuable leadership and management experience. Ms. Byrne has deep knowledge of the Company’s operations, strategies and competitive environment as well as the asset management industry as a whole. With over 40 years of experience in the investment management business, Ms. Byrne is uniquely qualified to provide insight to the Board on the Company’s investment management strategies and operations. As a board member of several private organizations, Ms. Byrne also brings valuable experience in governance matters.

Richard M. Frank has served as a director of Westwood and Westwood Trust since February 2006. Mr. Frank is an employee of CEC Entertainment, Inc. (“CEC”), a Dallas-based company that operates a chain of pizza and children’s entertainment restaurants. CEC was a New York Stock Exchange (“NYSE”) listed company until February 2014. From December 2008 until February 2014, he served as Executive Chairman of the Board of CEC. Mr. Frank has served CEC as a Director from June 1985 to February 2014, as Chairman of the Board and Chief Executive Officer from March 1986 to December 2008, and as CEC’s President and Chief Operating Officer from June 1985 to October 1988.

Mr. Frank brings extensive knowledge with regard to executive and board level oversight of a public company through his significant experience as chief executive officer, chairman and director of CEC. Mr. Frank also has a deep understanding of business, governance, compensation and financial matters through his service with CEC.

Ellen H. Masterson retired as a partner with PricewaterhouseCoopers LLP (“PwC”) in 2008, having served in this capacity since 1999 and from 1985 to 1997. Ms. Masterson specialized in audits of companies involved in several sectors of the financial services industry, including investment management firms and public companies with a focus on mergers and acquisitions. She held senior positions within the leadership of PwC from 2001 to 2008, including international responsibilities across the global network of PwC firms. From 1997 to 1999, Ms. Masterson served as Senior Vice President and Chief Financial Officer of American General Corporation, prior to its acquisition by American International Group, Inc. Since 1982, she has served on numerous nonprofit boards, and is currently a Trustee of Presbyterian Communities & Services, a provider of senior care and hospice services, and President of the Board of the First Presbyterian Church of Dallas Foundation.

Ms. Masterson brings extensive knowledge of financial reporting and accounting issues faced by companies in the financial services industry, as well as experience with international business, strategic planning and corporate governance from 40 years of dealing with clients, as a public company Chief Financial Officer and a trustee of nonprofit organizations.

Robert D. McTeer has served as a director of Westwood and Westwood Trust since July 2007. Mr. McTeer has served as a Distinguished Fellow at the National Center for Policy Analysis (“NCPA”) since January 2007. Prior to joining the NCPA he was Chancellor of the Texas A&M University System from November 2004 through November 2006. Previously, he had a 36-year career with the Federal Reserve System, serving almost 14 years as President of the Federal Reserve Bank of Dallas and as a member of the Federal Open Market Committee (“FOMC”). Mr. McTeer currently serves on the Board of Directors of Refocus Group, a nonpublic company, headquartered in Dallas, engaged in research and development of surgical procedures for vision disorders. He also serves as a Director of Beal Bank (Plano) and Beal Bank USA (nonpublic). He is a former Director of Aquinas Companies (nonpublic), Guaranty Bank (public), the University of Georgia’s College of Business (nonprofit), and the National Council on Economic Education (nonprofit). He is a former Director and President of the Association of Private Enterprise Education (nonprofit).

Mr. McTeer brings extensive knowledge of capital markets and the global economy, having served with the Federal Reserve System for 36 years. Mr. McTeer also brings valuable experience in business, governance, compensation and financial matters through his current and prior service as a director for other public and private companies.

Geoffrey R. Norman has served as a director of Westwood and Westwood Trust since April 2007. He was employed by General Electric from 1968 to 2004, serving in various roles including Comptroller of GE Española, Chief Financial Officer of GE International Contractor Equipment, Vice President & Treasurer of GE Capital, and Executive Vice President of GE Asset Management from April 1988 to March 2004. Mr. Norman graduated from GE’s Financial Management Program and spent three years on GE’s Corporate Audit Staff, conducting numerous audits of GE’s businesses in the United States and internationally. Mr. Norman serves on an advisory board for buildOn, a not-for-profit entity that builds schools in underdeveloped countries and organizes after-school clubs in US high schools. Mr. Norman also serves as a member of the Distribution Committee and as an advisor to 5AM Ventures, an early-stage venture capital biotech firm based in Menlo Park, California.

Mr. Norman brings extensive financial, operational, regulatory and strategy expertise to the Board, having served in several finance and executive management roles over a 36-year career at General Electric. As a former executive with GE Asset Management, where he led the creation of GE’s external money management business and served on the Boards of Trustees of the GE Pension Fund and also GE Canada’s Pension Plan, Mr. Norman brings extensive knowledge of the institutional investment management business from both the asset manager and plan sponsor perspective.

Martin J. Weiland has served as a director of Westwood and Westwood Trust since December 2010. He retired as Chairman, President and Chief Executive Officer of Northern Trust Bank of Texas N.A. in May 2009. Before his appointment in 1997 to CEO, Mr. Weiland served as Chief Fiduciary Officer of Northern Trust Bank of Texas N.A. He has more than 35 years’ experience in the trust and investment management industry. Mr. Weiland began his career at Continental Illinois National Bank in 1973. He then moved to Texas to become Manager of Employee Benefits for Texas Commerce Bank. In 1987, he joined First Republic Bank (Bank of America) to manage Corporate and Institutional Trust. He is a past Chairman of the Trust Financial Services Division of the Texas Bankers Association and has served on various industry-related committees including the American Bankers Association, as well as the Texas Bankers Association. He is currently on the Board of The Dallas Opera, having served as President/Chairman on two separate occasions.

Mr. Weiland brings extensive knowledge of the trust and investment management industries to the Board, having served over 35 years with Northern Trust Bank of Texas N.A., First Republic Bank, Texas Commerce Bank and Continental Illinois National Bank. Mr. Weiland brings a thorough understanding of competitive, regulatory, client service and strategic issues facing the Company.

Raymond E. Wooldridge has served as a director of Westwood since its inception in December 2001 and has served as a director of Westwood Trust since 2000. He is Chairman of the Board of Reeves Bancshares, Inc., a one-bank holding company whose principal subsidiary is Stockmans Bank, which serves southwestern Oklahoma and the Dallas area. Mr. Wooldridge is also Chairman of the Board of Archaea Solutions, Inc., a private wastewater treatment company. He serves as director of the National Center for Policy Analysis, a Dallas-based think tank, as well as a director and Investment Committee member of the Diocese Educational Endowment Trust Fund. Mr. Wooldridge was a director of CEC Entertainment, Inc., a Dallas-based company that operates a chain of pizza and children’s entertainment restaurants from 1997 to 2014. CEC was a NYSE-listed company until February 2014. From 1994 to 2009 he was a Director for Davidson Companies, Inc., a financial services holding company headquartered in Montana. From 2001 to 2005 he also served as a Director of Davidson Trust Company, a wealth management and trust firm. From 1986 to 1999, he was a director of SWS Group, Inc. (“SWS”); from 1996 to 1999, he served as Vice Chairman and Chairman of the Executive Committee of SWS; from 1993 to 1996, he served as Chief Executive Officer of SWS; and from 1986 to 1993, he served as President and Chief Operating Officer of SWS. He is a past Chairman of the National Securities Clearing Corporation, a national clearing agency registered with the SEC, and past Vice Chairman of the Board of Governors of the National Association of Securities Dealers.

Mr. Wooldridge brings extensive financial, operational, regulatory and strategy expertise to the Board, having served in senior executive roles with SWS for over 13 years. In addition, as a former senior executive and director of SWS, our former parent company, Mr. Wooldridge developed intimate knowledge of the Company’s operations, firm history and competitive landscape. Mr. Wooldridge brings valuable experience in business, governance, compensation and financial matters through his current and prior service as a director for other public and private companies.

Corporate Governance Information

The Board of Directors held six meetings during 2013. All of the incumbent director nominees attended all of the meetings held in 2013. The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The membership and duties of these committees are described below.

Independent Directors (1)	Audit Committee	Compensation Committee	Governance/Nominating Committee
Richard M. Frank	M	C	M
Robert D. McTeer	M
Geoffrey R. Norman (2)	M	M
Martin J. Weiland	M	M	C
Raymond E. Wooldridge (3)	C	M	M

M	Committee member
C	Committee chairman

(1)	The Board of Directors has determined that all members of the Audit, Compensation and Governance/Nominating Committees are “independent directors” within the meaning of the NYSE Corporate Governance Listing Standards.

(2)	The Board of Directors has determined that Geoffrey R. Norman is qualified as an Audit Committee financial expert within the meaning of the regulations of the Securities and Exchange Commission (“SEC”) and has accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Listing Standards.

(3)	Raymond E. Wooldridge is “Lead Director,” and, as such, he chairs executive sessions of the Board of Directors.

Board Committees

Audit Committee. The Audit Committee operates pursuant to a charter approved by our Board of Directors, which the Audit Committee reviews periodically to determine if revisions are necessary or appropriate. A copy of the charter is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office (200 Crescent Court, Suite 1200, Dallas, Texas 75201). The Audit Committee monitors our independent auditors as well as the preparation of our financial statements. The Audit Committee selects an independent accounting firm to conduct the annual audit, monitors the independence of our independent accountants and monitors our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for reviewing reports from management relating to our financial condition and other matters that may have a material impact on our financial statements and compliance policies. The Audit Committee is responsible for inquiring of our management and independent auditors regarding the appropriateness of the accounting principles we follow, as well as reviewing changes in accounting principles and their impact on our financial statements in terms of the scope of audits conducted or scheduled to be conducted. The Audit Committee is further responsible for preparing a report stating, among other things, whether our audited financial statements should be included in our Annual Report. Finally, the Audit Committee evaluates the adequacy and effectiveness of our risk assessment, risk management policies, and overall enterprise risk management. The Audit Committee met six times during 2013. All members of the Audit Committee attended all of the meetings held in 2013.

Compensation Committee. The Compensation Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office. The Compensation Committee authorizes and determines all compensation for our executive officers, administers our incentive compensation plans in accordance with the powers granted in such plans, determines any incentive awards to be made to our officers, administers our stock incentive plans and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and administers other matters relating to compensation and benefits. The Compensation Committee met six times during 2013. All members of the Compensation Committee attended all of the meetings held in 2013.

Governance/Nominating Committee. The Governance/Nominating Committee operates pursuant to a charter approved by our Board of Directors, a copy of which is posted on our website at www.westwoodgroup.com. In addition, a copy of the charter is available upon written request to our Corporate Secretary at our principal executive office. The primary function of the Governance/Nominating Committee is to develop and oversee the application of corporate governance principles to Westwood, to identify and evaluate qualified candidates for Board membership, recommend director nominees to the Board to be voted on at the annual meeting of stockholders, and communicate with members of the Board regarding Board and committee meeting format and procedures. The Governance/Nominating Committee met four times during 2013. All members of the Governance/Nominating Committee attended all of the meetings held in 2013.

Director Independence

Our Board of Directors has adopted Corporate Governance Guidelines, which concern director independence, among other matters. The full text of our Corporate Governance Guidelines is available on our website at www.westwoodgroup.com. In addition, a copy of our Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office.

Pursuant to our Corporate Governance Guidelines, a majority of the members of our Board of Directors, as well as all members of each committee of the Board, must be non-management directors who meet the “independence” requirements of the NYSE Corporate Governance Listing Standards and other governing laws and regulations. In addition, all members of the Audit Committee must meet additional “independence” standards required under the Exchange Act. Our Board of Directors annually reviews director independence. In the 2013 review, the Board of Directors reviewed directors’ responses to a questionnaire asking about their relationships, and the relationships of their family members, with us, and other potential conflicts of interest. In addition, our Board of Directors was aware that certain of our directors and individuals or entities affiliated with such directors have asset management accounts held by one of our subsidiaries and managed by us. After noting such items, and based upon its review, the Board of Directors unanimously decided that none of these relationships constituted a material relationship with us that would affect the “independence” of any such director under SEC and NYSE rules.

As a result, the Board affirmatively determined that Messrs. Frank, McTeer, Norman, Weiland and Wooldridge are all “independent” as defined under SEC and NYSE rules. Ms. Byrne, who last served as an executive officer of the Company during 2012 and Mr. Casey who served as an executive officer of the Company during 2013, are not independent directors.

Board Leadership Structure

Our Board of Directors currently separates the roles of Chief Executive Officer and Chairman of the Board, however the Board does not have a policy in place that requires these two roles to remain separate. Brian O. Casey serves as our President, Chief Executive Officer and director and Susan M. Byrne serves as our Chairman of the Board. As President and Chief Executive Officer, Mr. Casey has primary responsibility for the day-to-day operations of the Company and provides leadership on the Company’s key strategic objectives. As Chairman of the Board, Ms. Byrne provides leadership to the Board and chairs its meetings.

Pursuant to our Corporate Governance Guidelines, if the Chairman of the Board is an employee of the Company, the Board will designate a non-management director as “Lead Director.” Since Ms. Byrne, our

Chairman of the Board, is an employee of the Company, the Board has appointed Mr. Wooldridge to serve as Lead Director. As such, he (i) chairs executive sessions of the non-management directors, (ii) serves as the principal liaison between the Chairman of the Board and the independent directors, and (iii) advises the Chairman of the Board with respect to agenda items. In accordance with our Corporate Governance Guidelines, our non-management directors meet in executive session without the presence of management on a regular basis.

With a supermajority of independent directors, an Audit Committee, a Compensation Committee and a Governance/Nominating Committee, each comprised entirely of independent directors, a Lead Director to chair all executive sessions of the non-management directors, and a Chairman of the Board with extensive experience as a leader in the asset management industry and intimate knowledge of the Company’s strategy and daily operations, the Board of Directors believes that its current leadership structure provides an appropriate balance that best serves the Company and its stockholders.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory and strategic risks. The Audit Committee is responsible for oversight of risks relating to the Company’s accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets regularly with management, the Company’s internal auditor and Grant Thornton LLP, the Company’s independent auditor. The Compensation Committee is responsible for overseeing risks relating to employment policies and the Company’s compensation and benefits programs. To satisfy these oversight responsibilities, the Compensation Committee meets regularly with management to better understand the implications of compensation decisions, particularly the risks the Company’s compensation policies pose to the Company’s financial condition, human resources and stockholders. The Governance/Nominating Committee is responsible for overseeing risks relating to overall corporate governance and succession planning. To satisfy these oversight responsibilities, the Governance/Nominating Committee annually reviews Board composition, as well as Board and committee performance, and periodically reports to the Board on corporate governance matters.

Additionally, the Board’s risk oversight function is supported by the directorships of Mr. Casey and Ms. Byrne, whose industry knowledge and experience provide the Board with a deep understanding of the risks facing the Company. Accordingly, the Board of Directors believes that having Mr. Casey and Ms. Byrne serve on the Board, together with a supermajority of independent directors, three independent Board committees and a Lead Director, provides the appropriate leadership structure to assist in effective risk oversight by the Board.

Risks Related to Compensation Policies and Practices

As part of its oversight of the Company’s executive and non-executive compensation programs, the Compensation Committee considers the impact of our compensation programs, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may affect the likelihood of excessive risk-taking, to determine whether they present a material risk to the Company. The Compensation Committee also considers the following risk mitigating factors:

•	Overall compensation levels that are competitive with the market;

•	Limits on annual cash incentive awards;

•	The Compensation Committee’s discretionary authority to reduce annual cash incentive awards;

•	Use of long-term equity incentive awards to reward executives and other key employees for driving sustainable, profitable growth for stockholders and clients;

•	Vesting periods for long-term equity incentive awards that encourage executives and other key employees to focus on sustained stock price appreciation; and

•

The Company’s internal control over financial reporting and other financial, operational and compliance policies and practices currently in place that are intended to prevent manipulation of performance.

Based on this review, the Company has concluded that its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Director Nominees

The Board of Directors has delegated to the Governance/Nominating Committee specific responsibilities relating to selection of directors to serve on the Board. The Governance/Nominating Committee of the Board is responsible for identifying potential candidates for Board membership and for recommending to the Board a slate of director candidates to stand for election at the annual meeting of our stockholders. The Governance/Nominating Committee seeks to identify, and the Board then selects, director candidates who (i) have significant business experience that is relevant and beneficial to the Board and Westwood, (ii) are willing and able to make a sufficient time commitment to the affairs of Westwood to effectively perform the duties of a director, including regular attendance at Board and committee meetings, (iii) are committed to the long-term growth and profitability of Westwood, (iv) are individuals of character and integrity, (v) are individuals with inquiring minds willing to challenge and stimulate management and (vi) represent the interests of Westwood as a whole and not just the interests of a particular stockholder or group. The Governance/Nominating Committee does not have a specific policy considering diversity in identifying director candidates, but uses the criteria listed above. The Governance/Nominating Committee believes these criteria are the key factors in identifying qualified director candidates.

The Governance/Nominating Committee has a policy for considering new director candidates recommended by our stockholders if such recommendations are made in compliance with the following procedures. A stockholder wishing to recommend a candidate for inclusion as a director nominee in the proxy statement for our annual meeting must submit a written notice of the recommendation to our Corporate Secretary at our principal executive office. The submission must be received at our principal executive office not less than 120 calendar days before the one-year anniversary of the date that the proxy statement for the previous year’s annual meeting was released to stockholders. However, if we did not hold an annual meeting during the previous year, or if the date of the current year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a reasonable time before we begin to print and mail our proxy materials. For the 2015 annual meeting, the deadline is November 14, 2014. Director candidates recommended by stockholders are evaluated by the Governance/Nominating Committee using the same criteria applied by the Governance/Nominating Committee to director candidates identified by that committee, as described in the previous paragraph.

To be valid, a stockholder’s notice to the Corporate Secretary must set forth (i) the name and address of the stockholder recommending such candidate, as such information appears on our books (if the stockholder is a record holder), (ii) the class and number of shares of Westwood stock beneficially owned by the stockholder, (iii) the name, age, business address and residence address of each candidate proposed in the notice, (iv) each candidate’s biographical data and qualifications, (v) the class and number of shares of Westwood stock beneficially owned by the candidate, if any, (vi) a description of all arrangements or understandings between the stockholder (or between any person(s) at whose request the stockholder is making the recommendation) and each candidate, and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act. The foregoing information must be provided with respect to any person that the stockholder proposes to recommend for election or re-election as a director. The candidate’s signed written consent to being named in the proxy statement as a nominee and to serving as a director if elected must also be provided.

For the 2014 Annual Meeting, our Governance/Nominating Committee has not received a candidate recommendation from any stockholder (or group of stockholders), including any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Communications with the Board

Stockholders or other interested parties may communicate with the Board of Directors or particular Board members (including our Lead Director or non-management directors as a group) by mailing a written communication to our Corporate Compliance Officer at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, by email to compliance@westwoodgroup.com or by telephone to 214-756-6900. All communications are received and processed by the Corporate Compliance Officer before being referred to the appropriate Board member(s). Complaints relating to our accounting, internal accounting controls or auditing matters, and concerns regarding questionable accounting or auditing matters, are referred to the Chairman of the Audit Committee. Other communications intended for the Board of Directors at large are referred to our Lead Director, while communications intended for specific Board members are referred to those Board members. Advertisements, solicitations for periodical or other subscriptions, and similar communications are not forwarded to Board members. In the event that a complaint or concern appears to involve the Corporate Compliance Officer, then the stockholder or other interested party is encouraged to contact directly the Chairman of the Audit Committee, Raymond E. Wooldridge, at rwooldridge@westwoodgroup.com.

Stockholders may also communicate directly with Board members at the annual meetings of stockholders, as it is our policy that Board members should attend such meetings and make themselves available to address any matters properly brought before the meetings. All of our Board members attended the 2013 annual meeting of stockholders.

Code of Business Conduct

All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and all of our directors are required by our Code of Business Conduct to conduct business in the highest legal and ethical manner. The full text of the Code of Business Conduct is available on our website at www.westwoodgroup.com. In addition, a copy of the Code of Business Conduct is available upon written request to our Corporate Secretary at our principal executive office address. We intend to post amendments to or waivers from the Code of Business Conduct as required by applicable rules on our website.

Our employees are required to report any conduct that they believe could in any way be construed as a fraudulent or illegal act or otherwise in violation of the Code of Business Conduct. The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Director Compensation

In 2013 we paid each non-employee member of our Board of Directors a $20,000 annual retainer, $5,000 for each regularly scheduled quarterly meeting of the Board of Directors attended by the member and $5,000 per Board or committee meeting attended other than regularly scheduled quarterly meetings. The Lead Director received an additional $5,000 annual retainer. Additionally, upon election or re-election as a member of our Board of Directors, each non-employee director was awarded 1,500 restricted shares of our common stock, which generally vest 12 months from the date of grant. The Compensation Committee reviews our compensation arrangements for directors from time to time. Brian O. Casey, our President and Chief Executive Officer is not included in this table as he is a Company employee and receives no compensation for his service as director. The Company’s executive officers do not make recommendations regarding the non-employee directors’ compensation.

2013 Director Summary Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	All Other Compen- sation ($) (c)	Stock Awards ($) (d)	Total ($) (e)
Susan M. Byrne	—	500,000	—	500,000
Richard M. Frank	45,000	5,000	62,850	112,850
Robert D. McTeer	45,000	5,000	62,850	112,850
Geoffrey R. Norman	45,000	5,000	62,850	112,850
Martin J. Weiland	45,000	5,000	62,850	112,850
Raymond E. Wooldridge	50,000	5,000	62,850	117,850

Notes, by column letter:

(c)	Susan M. Byrne earns $500,000 as a salaried employee of the Company. Each non-employee director also earns a $1,000 annual retainer and $1,000 for each regularly scheduled quarterly meeting for serving on the separate Board of Directors for Westwood Trust.

(d)	The amounts contained in column (d) reflect the grant date fair value of the time-based restricted stock granted to directors in 2013 in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Stock Compensation” (except no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in footnote 10 “Employee Benefits” of our audited financial statements, which are included in our 2013 Form 10-K filed with the SEC on February 28, 2014.

All restricted stock grants were made under the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan and are subject to a one-year vesting period as described above.

As of December 31, 2013, our directors, other than Brian O. Casey, held the following unvested restricted stock:

Name (a)	Unvested Restricted Stock (b)
Susan M. Bryne	—
Richard M. Frank	1,500
Robert D. McTeer	1,500
Geoffrey R. Norman	1,500
Martin J. Weiland	1,500
Raymond E. Wooldridge	1,500

Notes, by column letter:

(b)	The unvested restricted shares were issued on April 18, 2013 and have a vesting date of April 17, 2014, subject to such director’s continued service as a director through the vesting date.

In February 2014, the Board decided to change its director compensation arrangements. Effective in February 2014, we pay each non-employee member of our Board of Directors a $50,000 annual retainer. The Lead Director and all committee chairmen receive an additional $5,000 annual retainer. There are no fees for attendance at Board or committee meetings. Additionally, upon election or re-election as a member of our Board of Directors, each non-employee director is awarded restricted shares of our common stock, which generally vest 12 months from the date of grant. Each restricted share award is to be made in a number of shares equal in value to $90,000 at the date of the award. In February 2014, the Board established a policy that directors should own a minimum of shares of our common stock equal to four times the dollar amount of their annual retainer within three years of their initial election or the establishment of this policy, whichever is later. In addition, the director stock retention policy was amended where, in the event a significant decline in the price of the Company’s common stock causes a director’s holdings to fall below the applicable threshold, that director will not be required to purchase additional shares to meet the threshold, but such director shall not sell or transfer any shares until the threshold has again been achieved. Compliance with these stock ownership guidelines will be evaluated periodically as determined by our Board of Directors.

EXECUTIVE OFFICERS

Biographical information regarding Westwood’s current executive officers and other key employees is as follows:

Brian O. Casey. See biographical information under the caption Proposal 1 – Election of Directors.

Mark R. Freeman, age 46, has served as Executive Vice President and Chief Investment Officer of Westwood since February 2012. Mr. Freeman served as Westwood’s Executive Vice President and Co-Chief Investment Officer from January 2011 to February 2012. He served as Senior Vice President and Portfolio Manager for Westwood from July 2006 to December 2010. He joined Westwood in 1999 as Assistant Vice President and served as Vice President and Portfolio Manager from July 2000 to July 2006. Mr. Freeman is a member of the American Economics Association, the CFA Institute, and the CFA Society of Dallas/Fort Worth. He is also a member of the Board of Trustees of Millsaps College, and serves as a board member for the Wilson Fund.

Mark A. Wallace, age 56, has served as Vice President and Chief Financial Officer of Westwood since November 2012 and as Treasurer since July 2013. Mr. Wallace has extensive experience in senior financial officer roles at several companies, including NYSE listed corporations. His experience includes financial reporting for SEC registrants, capital markets, corporate governance, global tax and treasury matters, mergers and acquisitions, and technology solutions. Prior to joining the Company, Mr. Wallace served as Chief Financial Officer of HCP, Inc., an S&P 500 real estate investment trust (“REIT”), from March 2004 until March 2009. After working at HCP, Inc., Mr. Wallace served as Chief Financial Officer of Westcore Properties, a privately held international real estate firm, from August to December 2010, focusing on capital markets initiatives, as a financial consultant to a private telecommunication services company from May 2011 to August 2012, and as Chief Financial Officer of Leading Edge Aviation Services, Inc., a privately-held aerospace services company, from September to November 2012. Mr. Wallace has significant experience with publicly-traded companies listed on the NYSE, including serving as Chief Financial Officer of Titanium Metals Corporation and of Tremont Corporation, and as Assistant Controller of Valhi, Inc. His career includes 11 years with Arthur Andersen LLP. Mr. Wallace holds Bachelor’s and Master’s degrees in business administration and is a certified public accountant.

Julie K. Gerron, age 46, has served as Senior Vice President, General Counsel of Westwood since March of 2013 and Corporate Secretary since March 2014. Prior to that, she served as Vice President, General Counsel from July 2007 to March 2013, and as Vice President, Assistant General Counsel from July 2005 to July 2007. Ms. Gerron previously served as Vice President, Research Analyst from January, 2004 to July 2005. From 1998 to 2004, Ms. Gerron worked at Smith & Summers LLC where she served as portfolio manager for various funds. From 1992 to 1998, she worked for various branches of the State of Oklahoma government, including as Assistant Attorney General, Deputy General Counsel of the Insurance Department, and as Special Counsel to the Executive Director of the House of Representatives. Ms. Gerron received her law degree from the University of Texas School of Law and holds a Bachelor’s degree in finance from the University of Texas. Ms. Gerron is a member of the State Bar of Texas and the CFA Institute.

Randall L. Root, age 53, has served as President of Westwood Trust, Dallas since March 2013. Prior to that, he served as Senior Vice President – Trust Investment Officer from June 1999 to March 2013. He joined Westwood in 1993 as Assistant Vice President, Research Analyst. He has extensive experience in asset allocation and separate account management of client portfolios, as well as new business development and ongoing client service. Mr. Root is a member of the Westwood Trust Board of Directors and chairs the Westwood Trust Investment and Asset Allocation Committees. Mr. Root earned his Master’s degree in business administration from Southern Methodist University and his undergraduate degree from Washington & Lee University. He serves on the Advisory Council of the Dallas Foundation and on the Investment Committee of Equest – Therapeutic Horsemanship. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.

There are no family relationships among the directors, executive officers and other key employees of Westwood, except as described under “Certain Relationships and Related Party Transactions – Review and Approval of Related Party Transactions.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides information regarding our executive compensation program in 2013 for the following executive officers of the Company (collectively, the “named executive officers”):

•	Brian O. Casey, President and Chief Executive Officer;

•	Mark A. Wallace, Vice President, Chief Financial Officer & Treasurer;

•	Mark R. Freeman, Executive Vice President and Chief Investment Officer;

•	Julie K. Gerron, Senior Vice President, General Counsel and Corporate Secretary; and

•	Randall L. Root, President, Westwood Trust Dallas

During 2013, we had five executive officers, all of whom are set forth above.

Overview of our Executive Compensation Program

The intellectual capital of our employees is one of the most important assets of our firm. As an asset manager, our financial results are primarily based upon the amount of assets we manage, which is dependent on our ability to generate competitive long-term investment performance, build strong relationships with clients, investment consulting firms and other financial intermediaries, provide attentive client service and develop new client relationships, all of which depend, in part, on the intellectual capital of our employees, including the named executive officers.

Highlights of our 2013 performance include the following:

•	Total revenue was a record $91.8 million, an 18% increase over 2012.

•	Westwood International Advisors Inc. grew assets under management (“AUM”) 179% to $2.5 billion as of December 31, 2013 up from $888 million at December 31, 2012.

•

Westwood Investment Funds PLC, an Ireland-based umbrella fund organized pursuant to the European Union’s Undertakings for Collective Investment in Transferable Securities (“UCITS”), was established to offer its emerging markets equity strategy in a pooled fund to non-U.S. investors, amassing approximately $500 million by December 31, 2013 (included in Westwood International’s AUM of $2.5 billion noted above).

•	Firm-wide AUM as of December 31, 2013 reached a record $18.9 billion, 34% higher than December 31, 2012.

•	Firm-wide net asset inflows aggregated $1.5 billion for 2013.

•	Firm-wide average AUM for 2013 totaled $16.3 billion, 19% higher than 2012.

•

As of December 31, 2013, approximately 90 percent of our investment strategies have above-benchmark performance and more than 90 percent have experienced below-benchmark volatility for the past ten years.

•	Our Westwood Funds ™ family of mutual funds ended the year with $2.8 billion in AUM up 74% versus December 31, 2012, with over $800 million of net asset inflows in 2013.

•	Our Income Opportunity strategy, focused on current income and lower volatility, recorded net asset inflows exceeding $700 million and finished the year with approximately $2.8 billion in AUM.

We believe that the quality, expertise and commitment of our named executive officers are critical to achieving our business objectives and strategies. Accordingly, a principal objective of our executive compensation program is to deliver competitive total direct compensation (i.e., base salary, annual cash incentive awards, long-term equity awards, and mutual fund awards) that attract, motivate and retain talented executives who can contribute to the success of our business.

Significant Aspects of our 2013 Executive Compensation Program

Maintained base salaries at 2012 levels for Chief Investment Officer and Chief Financial Officer	The Chief Investment Officer and the Chief Financial Officer did not receive a base salary increase in 2013. Mr. Casey’s base salary was increased 20% in 2013 representing his first raise in approximately three years. Ms. Gerron and Mr. Root each received an approximate 6% base salary increase in 2013.

Each of the named executive officers earned an annual cash incentive award(s), in part due to strong Company performance

Messrs. Casey and Freeman received annual cash incentive awards of $1,503,328 and $751,664, respectively, which was based upon our adjusted pre-tax income for 2013 (as defined below under “2013 Executive Compensation Components-Annual Cash Incentive Awards”).

Mr. Freeman earned a discretionary cash bonus award of $250,000 for the performance period ended December 31, 2013.

Mr. Wallace, Ms. Gerron and Mr. Root earned annual cash incentive awards of $175,000, $160,000 and $225,000, respectively, an increase of 250%, 10% and 29%, respectively, from their 2012 annual cash incentive award, from the Company’s cash bonus pool.

Maintained the number of long-term equity awards at 2012 levels

In connection with their performance-based restricted stock awards, Messrs. Casey and Freeman vested in 35,000 shares and 20,000 shares, respectively, as a result of the Company achieving 2013 adjusted pre-tax income (as defined below) of at least $27 million.

Mr. Wallace received a time-based restricted stock award of 5,000 shares, which was the same number received in 2012.

Ms. Gerron received a time-based restricted stock award of 5,200 shares, which was the same number received in 2012.

Mr. Root received a time-based restricted stock award of 5,700 shares, which was the same number received in 2012.

Perquisites were insignificant	The Company did not provide significant perquisites to the named executive officers in 2013.

A significant portion of the named executive officers’ total direct compensation was “at-risk” compensation

As shown in the graph below, a significant portion of the named executive officers’ 2013 total direct compensation – approximately 63% to 83% – was “at risk” compensation, delivered in the form of annual cash incentive awards and long-term equity awards.

Stockholders Advisory Vote on Executive Compensation

As further discussed below, we did not conduct an advisory vote on our executive compensation at last year’s Annual Meeting of Stockholders. However, as further discussed in Proposal 3 of this proxy statement, we are conducting an advisory vote on our executive compensation at this year’s Annual Meeting of Stockholders.

To date, we have conducted one advisory vote on executive compensation, which occurred at our 2011 Annual Meeting of Stockholders. While this vote was not binding on the Compensation Committee, the Board of Directors or the Company, the Compensation Committee values the opinions of the Company’s stockholders on executive compensation matters. Based upon the Inspector of Election’s report, the advisory vote on executive compensation received favorable support from 97.6% of the votes cast therein, reflecting strong stockholder support for our 2010 executive compensation program. The Compensation Committee evaluated the results of this advisory vote, together with other factors and data discussed in this Compensation Discussion and Analysis, in fashioning our 2013 executive compensation program. In light of the strong stockholder support for our 2010 executive compensation program, the Compensation Committee did not make any changes to our 2013 executive compensation program solely as a result of this advisory vote.

At our 2011 Annual Meeting of Stockholders, a majority of the votes cast were in favor of conducting an advisory vote on executive compensation once every three years. Partly in response to stockholder support, we have adopted a policy of conducting the advisory vote on executive compensation once every three years. We will revisit this policy following the next advisory vote on the frequency of advisory votes on executive compensation and we may revise this policy in the interim as we deem appropriate.

The Compensation Committee made the following changes in the first quarter of 2014 to our executive compensation program:

•

In February 2014, the Compensation Committee established the performance goal applicable to the 2014 tranche of Messrs. Casey and Freeman’s performance-based restricted stock awards, as adjusted pre-tax income, as defined, of $34 million. This represents a five-year compound annual growth rate in excess of 10% over adjusted pre-tax income in 2009. Our adjusted pre-tax income is determined based on our audited financial statements and is equal to income before income taxes increased by the expenses incurred for the year for (i) incentive compensation for all officers and employees and (ii) performance-based restricted stock awards. Adjusted pre-tax income excludes start up, non-recurring, and similar expense items.

Compensation Philosophy and Objectives

In designing and implementing our executive compensation program, the Compensation Committee is guided by the following philosophy and objectives:

•	Deliver competitive total direct compensation to attract, motivate and retain talented executives who contribute to the success of our business

•	Award compensation that motivates and rewards short and long-term individual and company performance

•	Align named executive officers’ interests with those of our stockholders

As further discussed below, during 2013 the Compensation Committee reviewed and considered market compensation data derived from the McLagan Survey and the Custom Peer Group to ensure, in its subjective judgment, that the named executive officers’ total direct compensation (i.e., base salary, annual cash incentive awards, long-term equity awards, and mutual fund awards in the case of Mr. Freeman) was competitive in our marketplace for executive talent. Furthermore, a significant portion of the named executive officers’ 2013 total direct compensation—from 63% to 83%—represented “at risk” compensation in the form of annual cash incentive and long-term equity awards. The Compensation Committee designed the annual cash incentive and long-term equity awards to focus our named executive officers on achieving our business objectives and strategies and to align their interests with our stockholders.

Role of Executive Officers in Compensation Decisions

In 2013, Mr. Casey worked closely with the Compensation Committee to formulate specific plans and awards designed to align our executive compensation program with our business objectives and strategies.

Mr. Casey provided the Compensation Committee with his recommendations on the level and form of compensation for Messrs. Wallace, Freeman and Root and Ms. Gerron, based upon his annual review of these executive officers’ individual performance and their applicable employment arrangements, if any. The Compensation Committee has complete discretion to accept, reject or modify Mr. Casey’s recommendations. In 2013, the Compensation Committee accepted Mr. Casey’s recommendations without modification regarding the base salary adjustments, if any, annual cash incentive awards and long-term equity awards for Messrs. Wallace, Freeman and Root and Ms. Gerron.

Mr. Casey did not make recommendations to the Compensation Committee with respect to his own compensation.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Compensation Committee aims to structure the executive compensation program to motivate named executive officers to achieve the business objectives and strategies set by the Company and to reward our executives for achieving such strategies and objectives. In establishing the total direct compensation (i.e., base salary, annual cash incentive awards and long-term equity awards) for each of the named executive officers and mutual fund awards for Mr. Freeman, the Compensation Committee performed one or more of the following reviews:

•

Assessment of Company Performance. Our financial performance has an impact on the compensation of all of our employees, including the named executive officers. In general, in establishing one or more of the compensation components of Messrs. Casey, Wallace, Freeman and Root and Ms. Gerron, the Compensation Committee considered each of the following measures of Company performance: “adjusted pre-tax income” (as defined below), growth in assets under management, and investment performance of the portfolios managed by us, as further described below.

In approving the (i) adjustment to Mr. Casey’s, Mr. Root’s and Ms. Gerron’s base salaries, (ii) annual cash incentive awards of Messrs. Casey, Wallace, Freeman and Root and Ms. Gerron and (iii) equity awards of Messrs. Casey, Wallace, Freeman and Root and Ms. Gerron, the Compensation Committee did not assess the above performance measures based upon predetermined goals, formulas or weighted factors; however it considered all of these measures subjectively and collectively. As discussed below, the Compensation Committee used our annual “adjusted pre-tax income” (as defined below) as the starting point for determining (a) the Company’s 2013 cash bonus pool, in which Messrs. Wallace, Freeman and Root and Ms. Gerron participated, (b) the annual cash incentive awards of Messrs. Casey and Freeman and the 2013 tranche of performance-based restricted stock shares for Messrs. Casey and Freeman.

The Compensation Committee chose the above performance measures because it believes that they are meaningful indicators of our profitability and performance and align our executive’s compensation with the interests of our stockholders. As further described below, our performance was only one of several factors considered by the Compensation Committee in approving executive compensation.

•

Assessment of Individual Performance. Individual performance has an impact on the compensation of all of our employees, including our named executive officers. The assessment of individual performance for each of the named executive officers is a subjective evaluation of his or her accomplishments and contributions to the Company and is not based on the achievement of specific quantitative goals. Annually, the Compensation Committee reviews the performance of Mr. Casey for the prior year. As discussed above, Mr. Casey reviews the annual performance of Messrs. Wallace, Freeman and Root and Ms. Gerron and reports the results of his reviews to the Compensation Committee for their consideration.

In approving the compensation of Messrs. Casey, Wallace, Freeman and Root and Ms. Gerron in 2013, the Compensation Committee considered the following subjective individual accomplishments and contributions:

Brian O. Casey . In assessing Mr. Casey’s base salary and annual cash incentive award, the Compensation Committee considered his:

•	Comprehensive oversight and management responsibilities across the entire organization;

•

Contribution to the significant growth the Company has achieved, with a 15% compound annual growth rate in the trading price of the Company’s common stock from June 28, 2002 (inception) to December 31, 2013;

•	Overseeing the growth of Westwood International’s AUM to $2.5 billion at December 31, 2013; and

•	Success in attracting and retaining a talented team of management and investment professionals.

Mark A. Wallace In assessing Mr. Wallace’s base salary, annual cash incentive award and equity award, the Compensation Committee considered his:

•	Contribution to the Company’s strategic initiatives, including corporate development, financial and tax planning, and international expansion;

•	Leadership of the Company’s Information Technology Steering Committee and Risk Management and Disclosure Committee;

•	Contribution to and significant involvement in a range of activities for Westwood International Advisors;

•	Firm-wide oversight and enhancements of our financial reporting process and internal control over financial reporting; and

•	Success in attracting and retaining a talented team of accounting and finance professionals.

Mark R. Freeman In assessing Mr. Freeman’s base salary and annual cash incentive award, the Compensation Committee considered his:

•

Leadership with respect to the management and marketing of the Income Opportunity strategy, which completed a 10-year track record of outstanding performance in 2013, and generating more than $700 million in net inflows in 2013;

•	Substantial involvement in the ongoing development of the Company’s investment management and research capabilities;

•	Effective representation of our investment department to clients, investment consulting firms and other financial intermediaries; and

•

Overall leadership with respect to the Company’s competitive investment performance, including our Master Limited Partnership (MLP) strategy and SmallCap Value strategy, both of which have performed well for consecutive years.

Julie K. Gerron In assessing Ms. Gerron’s base salary, annual cash incentive award and equity award, the Compensation Committee considered her:

•	Management and oversight of the Company’s compliance with legal and regulatory requirements;

•	Management and oversight of risk management issues, including review and negotiation of legal agreements and participation in various internal risk management committees;

•	Oversight of external counsel with a goal toward timely resolution of legal issues (e.g. litigation, trademark issues, corporate governance, etc.); and

•	Effective representation of our legal and compliance program and processes to clients, investment consulting firms and other financial intermediaries.

Randall L. Root In assessing Mr. Root’s base salary, annual cash incentive award and equity award, the Compensation Committee considered his:

•	Oversight responsibilities for the home office of Westwood Trust and leadership of the Westwood Trust Investment Committee and Asset Allocation Committee;

•	Oversight of significant growth in AUM at Westwood Trust. Westwood Trust’s AUM of $3.2 billion at December 31, 2013 was 22% higher versus AUM on December 31, 2012; and

•	Contribution in increasing Westwood Trust revenue by 23% in 2013 over 2012 to a record level of $18.4 million.

The Compensation Committee did not assign individual weights to any of the above considerations, but assessed them collectively in making its compensation determinations. As further described below, individual performance was only one of several factors considered by the Compensation Committee in approving executive compensation.

•

Market Compensation Data. The Compensation Committee reviewed market compensation data from the McLagan 2013 Investment Management Survey–U.S., a widely used source for compensation information within public and private investment firms (the “McLagan Survey”) and a custom peer group of publicly-traded asset management companies (collectively, the “Custom Peer Group”).

The McLagan Survey provides detailed analyses of compensation in greater depth for investment management employees than is available from our public peers and is specifically focused on the asset management industry. The McLagan Survey provides market compensation data for approximately 219 public and private investment management firms. However, the compensation analysis for a particular officer position in the McLagan Survey does not provide the identities of the individual investment management and advisory firms. Instead, market compensation data is presented in several different groupings, including, but not limited to, headquarter location, range of assets under management and job function. Confidentiality obligations to McLagan Partners and its survey participants prevent the disclosure of the firms included in the survey.

For 2013, the companies comprising the Custom Peer Group were:

• AllianceBernstein Holding LP	• GAMCO Investors, Inc.
• Artisan Partners Asset Management	• Janus Capital Group Inc.
• Calamos Asset Management, Inc.	• Legg Mason
• Cohen & Steers, Inc.	• Manning & Napier
• Diamond Hill Investment Group, Inc.	• Pzena Investment Management, Inc.
• Eaton Vance Corp.	• Virtus Investment Partners, Inc.
• Federated Investors, Inc.	• Waddell & Reed Financial Inc.

The composition of the Custom Peer Group changed in 2013 with the addition of ten companies (AllianceBernstein Holding LP, Artisan Partners Asset Management, Diamond Hill Investment Group, Inc., Eaton Vance Corp., Federated Investors, Inc., Janus Capital Group Inc., Legg Mason, Manning & Napier, Pzena Investment Management, Inc., and Virtus Investment Partners, Inc.) and the removal of three companies (i.e., Affiliated Managers Group, Inc., Epoch Holding Corporation and T. Rowe Price Group, Inc.). The Compensation Committee changed the composition of the Custom Peer Group in 2013 to achieve better alignment between the included companies and Westwood Holdings Group, Inc.

The peer companies were selected primarily based upon their (i) industry, (ii) equity market capitalization at the time of selection and (iii) assets under management, in each case, based on publicly available information during 2013.

Most of the peer companies that comprise the Custom Peer Group are much larger than we are in terms of revenues and assets under management. The Compensation Committee takes this size disparity into account when looking at market compensation data derived from the Custom Peer Group in the context of evaluating and approving compensation for the named executive officers.

The Compensation Committee considers the market compensation data derived from the McLagan Survey and the Custom Peer Group equally relevant and important, with neither source of information being a determinative factor in setting executive compensation levels. The Compensation Committee uses both sources of information as a “market check” to ensure, in its subjective judgment, that individual pay components remain competitive. The Compensation Committee does not target any individual pay component of the named executive officers to fall within a specific range or percentile of the market compensation data derived from the McLagan Survey or the Custom Peer Group.

2013 Executive Compensation Components

For 2013, the principal components of compensation for the named executive officers were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term equity awards;

•	Mutual fund awards for Mr. Freeman; and

•	Employee and post-retirement benefits.

There is no pre-established target for the allocation between (i) cash and equity-based compensation and (ii) short-term and long-term incentive compensation. Rather, the Compensation Committee considers, among other things, Company performance, individual performance, and the market compensation data derived from the McLagan Survey and Custom Peer Group, as well as its own subjective judgment to determine the appropriate level and mix of each component of the executive compensation program.

Base Salary

Base salary is the fixed component of the named executive officers’ annual cash compensation. The Company provides the named executive officers with a base salary to compensate them for services rendered during the fiscal year and in recognition of their expertise, skills, knowledge and experience.

Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion, change in job responsibilities, or in connection with the negotiation of terms of employment.

The base salaries of the named executive officers as of the beginning and end of the 2013 fiscal year, including any adjustments made during the year, were as follows:

Named Executive Officers	Base Salary as of 1/1/13	Base Salary as of 12/31/13	Percentage Change
Brian O. Casey, President and Chief Executive Officer	$500,000	$600,000	20%
Mark A. Wallace, Vice President, Chief Financial Officer & Treasurer	$200,000	$200,000	—
Mark R. Freeman, Executive Vice President and Chief Investment Officer	$500,000	$500,000	—
Julie K. Gerron, Senior Vice President, General Counsel and Corporate Secretary	$170,000	$180,000	6%
Randall L. Root, President, Westwood Trust Dallas	$225,000	$237,500	6%

Mr. Casey received a 20% increase in his base salary in February 2013, his first increase in his base salary in approximately three years, in order to increase the competitiveness of his base salary and in recognition of the Company and his personal performance factors discussed above.

While the Compensation Committee reviewed the market compensation data derived from the McLagan Survey and the Custom Peer Group when setting Mr. Casey’s base salary, the Compensation Committee did not target his respective base salary to fall within a specific range or percentile of the market compensation data.

Annual Cash Incentive Awards

In general, the Compensation Committee awards annual cash incentive awards to each of the named executive officers. These awards are intended to focus named executive officers on achieving short-term business objectives and strategies and to enable them to participate in our growth and profitability.

Annual Cash Incentive Awards of Messrs. Casey and Freeman

Pursuant to the terms of their respective employment agreements, Mr. Casey was eligible to earn a maximum annual cash incentive award in 2013 equal to 3% and Mr. Freeman was eligible to earn a minimum annual cash incentive award in 2013 equal to 1.5%, of the Company’s 2013 “adjusted pre-tax income” (as defined below). Each of these cash incentive awards was subject to the Compensation Committee’s oversight. In 2013, the Compensation Committee did not reduce or increase the annual cash incentive awards recommended for Messrs. Casey and Freeman.

The Compensation Committee chose “adjusted pre-tax income” as the basis for the performance formula for Messrs. Casey and Freeman because it believes that this performance measure is a meaningful indicator of our performance and profitability and also believes that structuring the annual cash incentive award in this way closely aligns the interests of these executives with our stockholders. The Compensation Committee chose the 3% and 1.5% levels based on its review of the market compensation data as well as its subjective judgment of the proper allocation of the annual cash incentive award to total direct compensation of these executives.

Our adjusted pre-tax income was determined based on our audited financial statements and in 2013 was equal to our income before income taxes increased by the expenses incurred for the year (a) for the annual cash incentive awards earned by Messrs. Casey and Freeman and one other employee, (b) for incentive compensation for all other Company employees, and (c) for performance-based restricted stock awards to Company employees (including Messrs. Casey and Freeman). The Company’s adjusted pre-tax income for 2013 was in excess of $50 million. Messrs. Casey’s and Freeman’s annual cash incentive awards that were earned in 2013, and paid in February 2014 are listed in column (f) in the “2013 Summary Compensation Table” below.

In 2013, the Compensation Committee granted Mr. Freeman an annual discretionary cash incentive award of $250,000 from the Company bonus pool (as discussed below). In determining his cash incentive award, the Compensation Committee subjectively considered the Company and his individual performance factors discussed above along with market compensation data compiled from the McLagan Survey and the Custom Peer Group.

Mutual Fund Award of Mr. Freeman

Pursuant to the terms of his employment agreement, Mr. Freeman is eligible throughout the term of his employment agreement to receive “mutual fund share bonus awards” that may be granted from time to time by our Board or the Compensation Committee. These mutual fund share bonus awards are annual performance bonus awards the amounts and payment of which are conditioned on one or more of our mutual funds achieving one or more performance goals established by the Compensation Committee. Mr. Freeman’s employment agreement provides that any mutual fund bonus award granted to him must be pursuant to an agreement similar to the 2013 MFSI Agreement (as described below) and (i) provide a target bonus amount no less than the amount of his then-current base salary, and (ii) be subject to performance criteria tied to bonus award amounts that provide Mr. Freeman an equal or better opportunity for success than he had under the terms of the 2013 MFSI Agreement.

For 2013, Mr. Freeman and the Company entered into a Mutual Fund Share Incentive Agreement, dated March 19, 2013 (the “2013 MFSI Agreement”). The 2013 MFSI Agreement provided that Mr. Freeman was eligible to earn (i) $500,000 (i.e., the target bonus amount) if the Westwood Income Opportunity Fund (the “Fund”) received a 4-star overall rating from Morningstar for the Fund performance period commencing on

January 1, 2013 and ending on December 31, 2013 (the “performance period”) and (ii) $1 million (i.e., the maximum bonus amount) if the Fund received a 5-star overall rating from Morningstar for the performance period, which bonus amount was subject to vesting as further described below. If the Compensation Committee determined that the fund had received a 4-or 5-star overall rating from Morningstar, then the amounts of $500,000 or $1 million, as applicable, would have been notionally credited to a bookkeeping account (the “account”) maintained by the Company and converted, on a notional basis, to a number of fund shares equal to the bonus amount divided by the net closing value of a Fund share on the date the bonus amount is credited to the account. The value of Mr. Freeman’s account adjusts (up or down) to reflect changes in the net value of the Fund shares credited to the account. If and when distributions are paid by the Fund with respect to its shares, the Company would credit Mr. Freeman’s account with additional Fund shares having a value equal to the amount of the distributions that would have been payable if the Fund shares credited to the account were issued and outstanding. Mr. Freeman’s right to receive payment of the amount credited to his account vests on the earliest of (i) December 31, 2014 provided that he remains continuously employed by the Company through that date, (ii) the date of his death, (iii) the date of his disability (assuming the Compensation Committee exercises its discretion to accelerate such vesting), (iv) upon a change in control of the Company where the successor does not honor the terms of the 2013 MFSI Agreement, or (v) upon Mr. Freeman’s involuntary termination without cause or voluntary termination for good reason following a change in control. Payment of the amount credited to Mr. Freeman’s account may, in the Compensation Committee’s discretion, be in Fund shares, cash or other property, and subject to any applicable tax withholding. Payment is due within 30 days of the applicable date of vesting.

For 2013, Mr. Freeman did not receive a mutual fund bonus award under the 2013 MFSI Agreement since the Fund did not receive a high enough rating for the performance period.

The Compensation Committee created the mutual fund bonus award in an effort to provide significant motivation for Mr. Freeman to maximize the performance of the Fund, which the Compensation Committee believes will benefit the Company and its stockholders by attracting investments into the Fund.

Annual Cash Incentive Award for Messrs. Wallace and Root and Ms. Gerron

We maintained a Company bonus pool in which nearly every U.S. employee of the Company was eligible to participate, including Messrs. Wallace, Freeman, and Root and Ms. Gerron, but excluding Mr. Casey and Ms. Byrne, in 2013. In 2013 the Company bonus pool totaled $8.6 million, representing approximately 17% of the Company’s 2013 “adjusted pre-tax income” (as defined above). The Compensation Committee annually reviews the level of the bonus pool to ensure that in its subjective judgment, such levels reflect industry practices, it will adequately fund potential bonuses, and provide sufficient capacity to reward extraordinary performance, when and if earned. The amount and calculation of the bonus pool are subject to change at any time at the discretion of the Compensation Committee.

In 2013, the Compensation Committee granted Mr. Wallace an annual cash incentive award of $175,000 from the Company bonus pool, a 250% increase from his 2012 award. In determining Mr. Wallace’s 2013 cash incentive award, the Compensation Committee subjectively considered the terms of his at will employment offer letter (“Offer Letter”), the Company performance factors discussed above, his individual performance factors discussed above, and the market compensation data compiled from the McLagan Survey and the Custom Peer Group. Pursuant to the terms of Mr. Wallace’s Offer Letter, he was entitled to a cash bonus in February 2013 of $50,000 and a minimum cash bonus of $100,000 in February 2014, provided that he was in good standing with the Company at the time of such payment.

In 2013, the Compensation Committee granted Ms. Gerron an annual cash incentive award of $160,000 from the Company bonus pool, a 10% increase from her 2012 award. In determining Ms. Gerron’s 2013 cash incentive award, the Compensation Committee subjectively considered the Company performance factors discussed above, her individual performance factors discussed above, and the market compensation data compiled from the McLagan Survey and the Custom Peer Group.

In 2013, the Compensation Committee granted Mr. Root an annual cash incentive award of $225,000 from the Company bonus pool, a 29% increase from his 2012 award. In determining Mr. Root’s 2013 cash incentive award, the Compensation Committee subjectively considered the Company performance factors discussed above, his individual performance factors discussed above, and the market compensation data compiled from the McLagan Survey and the Custom Peer Group.

While the Compensation Committee reviewed the market compensation data derived from the McLagan Survey and the Custom Peer Group when approving Messrs. Wallace’s, Freeman’s and Root’s and Ms. Gerron’s 2013 cash incentive awards, the Compensation Committee did not target their respective cash incentive awards to fall within a specific range or percentile of the market compensation data.

Cash incentive awards that were earned by in 2013 and paid in February 2014 to Messrs. Wallace, Freeman and Root and Ms. Gerron are listed in column (d) in the “2013 Summary Compensation Table” below.

Long-Term Equity Awards

Each year, the Compensation Committee grants long-term equity awards to our named executive officers under the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”). These equity awards are intended to attract, retain and motivate our named executive officers as well as focus them on our long-term performance.

While the Stock Incentive Plan authorizes the grant of several types of equity awards, the Compensation Committee currently expects that the named executive officers’ long-term equity awards will be limited to time-based restricted stock awards and performance-based restricted stock awards.

Unless the Compensation Committee determines otherwise, recipients of restricted stock awards will generally have the right to vote the underlying restricted shares. Historically, we paid dividends on underlying restricted shares as and when dividends were paid to our stockholders. Beginning in 2011 however, dividends on restricted stock awards are accrued and payable to the recipient only when the underlying restricted shares vest. None of the restricted shares may be sold, transferred, or pledged during the restricted period.

The Compensation Committee believes that restricted stock awards align the interests of our named executive officers with our stockholders, as the value of the awards is tied to the market value of our common stock.

Time-Based Restricted Stock Awards

In 2013, pursuant to the terms of Mr. Wallace’s Offer Letter, he received a time-based restricted stock award of 5,000 shares, the same number as he received in 2012. These awards are subject to a four-year vesting requirement: 50% at the end of year two, 75% at the end of year three, and 100% at the end of year four, in each case, generally subject to the executive’s continuing employment through the applicable vesting date. Pursuant to the terms of Mr. Wallace’s Offer Letter, he was also entitled to receive a time-based restricted stock award of a minimum of 5,000 shares in February 2014, subject to a four-year vesting term. In approving the grant of these awards the Compensation Committee considered the market compensation data derived at the time of negotiating Mr. Wallace’s Offer Letter.

In 2013, Ms. Gerron received a time-based restricted stock award of 5,200 shares, the same number as she received in 2012. These awards are subject to a four-year vesting requirement: 50% at the end of year two, 75% at the end of year three, and 100% at the end of year four, in each case, generally subject to the executive’s continuing employment through the applicable vesting date. In approving Ms. Gerron’s time-based restricted stock award, the Compensation Committee considered the market compensation data derived from the McLagan Survey and the Custom Peer Group, her individual performance factors discussed above, and the Company performance factors discussed above.

In 2013, Mr. Root received a time-based restricted stock award of 5,700 shares, the same number as he received in 2012. These awards are subject to a four-year vesting requirement: 50% at the end of year two, 75% at the end of year three, and 100% at the end of year four, in each case, generally subject to the executive’s continuing employment through the applicable vesting date. In approving Mr. Root’s time-based restricted stock award, the Compensation Committee considered the market compensation data derived from the McLagan Survey and the Custom Peer Group, his individual performance factors discussed above, and the Company performance factors discussed above.

Performance-Based Restricted Stock Awards

The Compensation Committee believes that granting performance-based restricted stock awards to Messrs. Casey and Freeman strengthens the alignment of their interests with our stockholders and clients.

In 2010, the Compensation Committee granted Mr. Casey a performance-based restricted stock award for 175,000 shares, which vest over a period of five years, 35,000 shares per year provided that, with respect to each fiscal year, the performance goal for such period has been met. For 2013, the performance goal was “adjusted pre-tax income” (as defined below) of not less than $27 million representing a five-year compound annual growth rate of 10% over 2008 adjusted pre-tax income of $16.3 million (excluding a 2008 non-recurring performance fee of $8.7 million). In each subsequent vesting year, the performance goal for further vesting of restricted stock will be determined by the Compensation Committee and established in writing no later than 90 days after the commencement of such fiscal year. If, in any year, the performance goal is not met, the Compensation Committee may establish a goal for a subsequent year which, if achieved or exceeded, may result in full or partial vesting of the shares that did not otherwise become vested in a prior year. Performance goals will in all events be based upon criteria set forth in the Stock Incentive Plan.

In 2012, the Compensation Committee granted a restricted stock award to Mr. Freeman for 100,000 shares, which vests over a period of five years, 20,000 shares per year provided that with respect to each fiscal year the performance goal for such period has been met. For 2013 the performance goal was “adjusted pre-tax income” (as defined below) of not less than $27 million representing a five-year compound annual growth rate in excess of 10% over 2008 adjusted pre-tax income of $16.3 million (which excludes a 2008 non-recurring performance fee of $8.7 million). In each subsequent vesting year, the performance goal for further vesting of restricted stock will be determined by the Compensation Committee and established in writing no later than 90 days after the commencement of such fiscal year. If, in any year, the performance goal is not met, the Compensation Committee may establish a goal for a subsequent year which, if achieved or exceeded, may result in full or partial vesting of the shares that did not otherwise become vested in a prior year. Performance goals will in all events be based upon criteria set forth in the Stock Incentive Plan.

Adjusted pre-tax income was determined based on our audited financial statements and in 2013 was equal to our income before income taxes increased by expenses incurred for the year for (a) annual cash incentive awards earned by Messrs. Casey and Freeman and one other employee, (b) incentive compensation for all other Company employees, and (c) performance-based restricted stock awards to Company employees (including Messrs. Casey and Freeman). The Compensation Committee chose adjusted pre-tax income as the basis for the performance-based vesting formula because it believes that such financial measure is a meaningful indicator of our performance and profitability and also believes that structuring performance-based restricted stock awards in this way closely aligns the interests of these executives with our stockholders.

On February 21, 2014, the Compensation Committee certified that the performance goal for 2013 was achieved and Mr. Casey vested in 35,000 shares and Mr. Freeman vested in 20,000 shares. As allowed under the Stock Incentive Plan and approved by the Compensation Committee, Mr. Casey surrendered 14,682 and Mr. Freeman surrendered 12,332 of these shares in order to partially satisfy tax withholding requirements due to the vesting of these shares.

The Company does not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment whether or not to delay the grant of the equity award in order to avoid any impropriety or appearance of impropriety.

Employee and Post-Retirement Benefits

We offer employee and post-retirement benefits to all U.S. Company employees, including the named executive officers, in order to provide them with a reasonable level of financial support in the event of injury, illness or disability and to help them accumulate retirement savings on a tax-favored basis. U.S. Company employees are generally eligible to participate in benefit programs including medical, dental and vision insurance coverage, disability insurance and life insurance. In addition, such employees are generally eligible to participate in applicable savings plans. The cost of health insurance and savings plans is partially borne by employees, including the named executive officers. We bear the cost of disability insurance and a set amount of term life insurance for all U.S. employees.

Savings Plan and Matching Contributions

Under the Company’s U.S. Savings Plan, all U.S. based employees, including the named executive officers, are eligible to make so-called 401(k) contributions to their plan accounts subject to the annual IRS limits. We fully match employee contributions up to 6% of their eligible compensation (subject to IRS limits). Employees are vested immediately in their 401(k) contributions as well as the Company match.

Profit Sharing Contributions

The Company’s U.S. Savings Plan also authorizes us to make discretionary annual contributions to U.S. employees’ Savings Plan accounts based on our profitability and performance. The profit sharing component of the Savings Plan is meant to be broad-based and all U.S. employees, including the named executive officers, are eligible for discretionary profit sharing contributions. Profit sharing contributions are subject to a six-year graded vesting schedule based on an employee’s years of service. For 2013, we made a discretionary contribution for all eligible employees equal to 5% of their eligible compensation (subject to IRS limits).

For 2013, the Company made 401(k) Company matching contributions and Company profit sharing contributions totaling $28,050 for each of our named executive officers.

Perquisites

In 2013 we did not provide significant perquisites to our named executive officers.

Tax and Accounting Implications

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of nonperformance-based compensation paid to our Chief Executive Officer and any of our three other most highly compensated executive officers (other than our Chief Financial Officer) to $1 million in any tax year. In establishing the total direct compensation for such executives, the Compensation Committee considers the effect of Section 162(m).

Our objectives and strategies may not always be consistent with the requirements of Section 162(m) for full deductibility of the compensation paid to our named executive officers. Accordingly, deductibility for purposes of Section 162(m) is just one consideration and not the determinative factor in setting our named executive officers’ compensation, and certain compensation paid by us in the future to the named executive officers may not be fully deductible for purposes of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Richard M. Frank, Chairman Geoffrey R. Norman Martin J. Weiland Raymond E. Wooldridge

2013 Summary Compensation Table

The following table summarizes all compensation earned by our named executive officers in the years indicated.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Non-Equity Incentive Plan Compen- sation ($) (f)	All Other Compen- sation ($) (g)	Total ($) (h)
Brian O. Casey, President and Chief Executive Officer	2013 2012 2011	600,000 500,000 500,000	— — —	1,396,500 1,396,500 1,396,500	1,503,328 1,275,700 1,119,833	28,050 27,500 26,950	3,527,878 3,199,700 3,043,283
Mark R. Freeman, Executive Vice President and Chief Investment Officer	2013 2012 2011	500,000 479,109 262,500	250,000 — 656,000	786,200 1,161,818 347,700	751,664 1,637,850 —	28,050 27,500 26,950	2,315,914 3,306,277 1,293,150
Mark A. Wallace, Vice President, Chief Financial Officer & Treasurer	2013 2012	200,000 31,923	175,000 50,000	218,950 195,750	— —	28,050 51,915	622,000 329,588
Julie K. Gerron, Senior Vice President, General Counsel and Corporate Secretary	2013	180,000	160,000	227,708	—	28,050	595,758
Randall L. Root, President, Westwood Trust Dallas	2013	237,500	225,000	249,603	—	28,050	740,153

Notes, by column/row letter:

(d)	Messrs. Wallace, Freeman and Root and Ms. Gerron were granted non-plan cash incentive awards from a Company bonus pool, which was not based upon any pre-established performance goals. However, in accordance with his Offer Letter, Mr. Wallace’s 2012 and 2013 minimum cash incentive awards were $50,000 and $100,000, respectively. See the “Compensation Discussion and Analysis” section above for a further description of Messrs. Wallace’s cash incentive awards.

(e)	For 2013, the amounts contained in column (e) reflect (1) for Mr. Casey, the grant date fair value of the tranche of his 2010 performance-based restricted stock award that was subject to vesting in 2013 (35,000 shares), (2) for Mr. Wallace, the grant date fair value of his time-vested restricted stock award granted in 2013 (5,000 shares), (3) for Ms. Gerron, the grant date fair value of her time-vested restricted stock award granted in 2013 (5,200 shares), (4) for Mr. Root, the grant date fair value of his time-vested restricted stock award granted in 2013 (5,700 shares), and (5) for Mr. Freeman, the grant date fair value of the tranche of his 2012 performance-based restricted stock award that was subject to vesting in 2013 (20,000 shares).

For 2012, the amounts contained in column (e) reflect (1) for Mr. Casey, the grant date fair value of the tranche of his 2010 performance-based restricted stock award that was subject to vesting in 2012 (35,000 shares), (2) for Mr. Wallace, the grant date fair value of his time-vested restricted stock award granted in 2012 (5,000 shares), and (3) for Mr. Freeman, the grant date fair value of the tranche of his 2012 performance-based restricted stock award that was subject to vesting in 2012 (20,000 shares) and the grant date fair value of his time-vested restricted stock award granted in 2012 (9,548 shares).

For 2011, the amounts contained in column (e) reflect (1) for Mr. Casey, the grant date fair value of the tranche of his 2010 performance-based restricted stock award that was subject to vesting in 2011 (35,000 shares), and (2) for Mr. Freeman, the grant date fair value of his time-vested restricted stock award granted in 2011 (9,500 shares).

The above grant date fair values reported in column (e) were calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Stock Compensation,” except no assumptions for forfeitures were included. The assumptions used in the valuation of the performance-based and time-vested restricted stock awards are discussed in footnote 10 “Employee Benefits” of our audited financial statements, which are included in our 2013 Form 10-K filed with the SEC on February 28, 2014. See the “Compensation Discussion and Analysis” section above for a further description of these restricted stock awards.

(f)	The amounts in column (f) reflect the cash payment of 3% of our adjusted pre-tax income, as defined, for the respective year to Mr. Casey, in accordance with his annual cash incentive award. The amount for Mr. Freeman includes: 1.5% of our adjusted pre-tax income, as defined, for the respective year; and $1.0 million in mutual fund shares he earned under the terms of the Mutual Fund Share Incentive Agreement dated February 7, 2012, as amended (the “2012 MFSI Agreement”) as a result of the Westwood Income Opportunity Fund receiving a 5-star overall rating by Morningstar. Per the terms of the 2012 MFSI Agreement, this $1 million award was credited to a notional account maintained by the Company on January 14, 2013 and deemed invested in 79,491 shares of the Westwood Income Opportunity Fund. Mr. Freeman’s right to receive payment of the amount credited to this account vested on December 31, 2013. The Company’s adjusted pre-tax income, as defined, for 2013, 2012 and 2011 was approximately $50.1 million, $42.5 million and $37.3 million, respectively. See the “Compensation Discussion & Analysis” section above for a further description of these cash incentive awards.

(g)	The amounts in column (g) reflect each named executive officer’s 401(k) Company matching contribution and Company profit sharing contribution under the Westwood Holdings Group, Inc. Savings Plan. See the “Compensation Discussion and Analysis” section above for a further description of the plan contributions in 2013. For Mr. Wallace, the amount in 2012 also includes $50,000 in relocation benefits in the form of reimbursement of his moving and house hunting expenses, which amount is subject to clawback if Mr. Wallace resigns or terminates employment with the Company on or before November 6, 2014, prorated on a monthly basis reduced by the months he is employed prior to such resignation or termination.

We currently have employment agreements with Mr. Casey and Mr. Freeman. Under these agreements these officers: receive a minimum base salary, are eligible to receive performance-based and discretionary bonuses, receive restricted shares (subject to performance conditions), could become fully vested in their unvested equity compensation (depending on the cause of termination of employment), and could receive salary and benefits for one year after the termination of their employment (depending on the cause of termination of employment). In accordance with the terms of his employment agreement, Mr. Casey was paid an annual salary of $600,000 in 2013 and may receive a maximum annual incentive award of 3% of our adjusted pre-tax income, as defined. In accordance with the terms of his employment agreement, Mr. Freeman is paid a minimum annual salary of $500,000. Mr. Freeman is currently eligible to receive a minimum annual incentive award of 1.5% of our adjusted pre-tax income, as defined. The agreements expire on April 30, 2015 for Mr. Casey and January 1, 2017 for Mr. Freeman. See the “Employment and Related Agreements” section set forth below for further discussion of these employment agreements.

We entered into an Offer Letter with Mr. Wallace in connection with his hire as our Chief Financial Officer. The Offer Letter provides Mr. Wallace an annual base salary of $200,000, an award of 5,000 shares of time-vested restricted stock in 2012, an award of 5,000 shares of time-vested restricted stock in February 2013, an award of at least 5,000 shares of time-vested restricted stock in February 2014, a 2012 annual cash performance bonus of at least $50,000 (payable in February 2013), and a 2013 annual cash performance bonus of at least $100,000 (payable in February 2014). We also offered to reimburse Mr. Wallace for up to $50,000 of moving and house hunting expenses incurred in connection with his move from Huntington Beach, California to Dallas, Texas. These amounts are subject to clawback if Mr. Wallace resigns or terminates employment with the Company on or before November 6, 2014, prorated on a monthly basis reduced by the months he is employed prior to such resignation or termination.

Grants of Plan-Based Awards in 2013

The following table summarizes all grants of plan-based awards made to our named executive officers in 2013. The equity plan-based awards set forth in the following table consisted solely of restricted shares of our common stock that were granted under the Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	Grant Date
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	of Stock (#) (i)	Fair Value of Stock ($) (j)
Brian O. Casey	2/22/13	N/A	1,503,328	N/A	—	—	—	—	—
	2/22/13	—	—	—	N/A	35,000	N/A	—	1,396,500
Mark A. Wallace	2/22/13	—	—	—	—	—	—	5,000	218,950
Julie K. Gerron	2/22/13	—	—	—	—	—	—	5,200	227,708
Randall L. Root	2/22/13	—	—	—	—	—	—	5,700	249,603
Mark R. Freeman	2/22/13	N/A	751,664	N/A	—	—	—	—	—
	2/22/13	—	—	—	N/A	20,000	N/A	—	786,200
	3/19/13	—	500,000	1,000,000	—	—	—	—	—

Notes, by column letter:

(d)	The amounts in column (d) reflect the payment of 3% and 1.5% of our 2013 adjusted pre-tax income to Mr. Casey and Mr. Freeman, respectively, in accordance with their annual cash incentive award.

There were no threshold or maximum award levels (or equivalent items) for these annual cash incentive awards. The Company’s adjusted pre-tax income for 2013 was in excess of $50 million.

On February 7, 2012, Mr. Freeman received a mutual fund share incentive award under which he was entitled to receive $500,000 if the Westwood Income Opportunity Fund received a 4-star overall rating from Morningstar and $1,000,000 if the fund received a 5-star overall rating from Morningstar for the performance period ending December 31, 2013. For 2013, Mr. Freeman did not receive a mutual fund bonus award since the Fund did not receive a high enough rating for the performance period.

See the “Compensation Discussion and Analysis” section above for a further description of these cash incentive awards.

(g)	The amounts in column (g) reflect the tranche of Mr. Casey’s and Mr. Freeman’s performance-based restricted stock awards that was subject to vesting in 2013 upon our adjusted pre-tax income for 2013 being at least $27 million. There were no threshold or maximum award levels (or equivalent items) for these performance-based annual restricted stock awards. See the “Compensation Discussion and Analysis” section above for a further description of these performance-based restricted stock incentive awards.

(i)	The amount in column (i) reflects the time-vested restricted stock award granted to Messrs. Wallace and Root and Ms. Gerron in 2013. The shares vest as follows: 50% after two years, 75% after three years and 100% after four years.

(j)	The amounts in column (j) reflect the grant date fair value of (1) the tranche of Mr. Casey’s and Mr. Freeman’s performance-based restricted stock award that is subject to vesting in 2013, and (2) Messrs. Wallace’s and Root’s and Ms. Gerron’s time-vested restricted stock award granted in 2013, computed in accordance with ASC 718 (except no assumptions for forfeitures were included). The assumptions used in the valuation of the restricted stock awards are discussed in footnote 10 “Employee Benefits” of our audited financial statements, which are included in our 2013 Form 10-K filed with the SEC on February 28, 2014. The grant date fair value for Messrs. Wallace and Root and Ms. Gerron’s time –vested awards was based on $43.79 per share, which was the closing price of our common stock on the original grant date of February 22, 2013, adjusted for the accrual of dividends on unvested shares. The grant date fair value for Mr. Casey and Mr. Freeman’s awards were $39.90 and $39.31 per share, respectively, which were based on the closing prices of our common stock on the original grant dates in April 2010 and February 2012, respectively.

Stock Incentive Plan

All equity-based incentive awards, except those granted under the Share Award Plan of Westwood Holdings Group, Inc. for Service Provided in Canada to its Subsidiaries, are governed by the Third Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan (the “Stock Incentive Plan”).

In 2013, equity awards under the Stock Incentive Plan consisted of our authorized restricted common stock. Awards under the Stock Incentive Plan may be made to employees, including officers and directors who may be employees, non-employee directors, and consultants. Any shares issued under the Stock Incentive Plan may consist of authorized but unissued shares or reacquired shares or a combination thereof.

The Stock Incentive Plan authorizes the grant of several types of equity-based awards, including incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), restricted stock, stock purchase rights and performance shares (in the form of deferred stock awards). The Stock Incentive Plan also authorizes cash awards in the form of annual incentive awards, performance-based awards, and discretionary bonus awards. The various types of awards authorized under the Stock Incentive Plan may be utilized in the future if determined to be appropriate by the Compensation Committee. To date the Compensation Committee has limited its equity-based awards under the Stock Incentive Plan to NSOs and restricted stock, and in the future the Compensation Committee currently expects that its equity-based awards will likely be limited to restricted stock. The Compensation Committee believes that restricted stock is the most effective vehicle to align the interests of employees with stockholders and clients. Unless the Compensation Committee determines otherwise, the recipient of restricted shares will generally have the right to vote the restricted shares. The Compensation Committee may also determine whether dividends will be payable with respect to restricted shares (at the same rate that is paid to all our stockholders generally) and, if so, may impose vesting and repayment conditions with respect to such dividends. Historically, we paid dividends on shares of restricted stock as and when dividends were paid to our stockholders. Beginning with the 2011 restricted stock grant, dividends payable on unvested restricted stock are accrued, subject to forfeiture conditions and payable to the recipient only when the underlying shares of restricted stock vest. The Compensation Committee believes that the terms and conditions for restricted stock awards offer the best balance of providing value to the employee if we are successful as a company as well as providing a mechanism to retain key employees over the long-term as they build a meaningful portion of their wealth in the form of equity in us.

The Board or the Compensation Committee administers the Stock Incentive Plan with respect to all eligible individuals. Cash incentive awards earned in a given year are typically communicated to employees and paid in the first quarter of the following year to coincide with year-end performance reviews. Annual time-vested restricted stock awards have generally been awarded in the first quarter of the year in order to better synchronize the payment of cash incentive bonus awards with the withholding tax liability resulting from restricted stock vesting.

Time-vested restricted stock awards are subject to the following four-year vesting schedule: 50% after two years, 75% after three years and 100% after four years. The Compensation Committee believes that this long-term vesting schedule is effective in acting as a retention tool for Messrs. Freeman, Wallace and Root and Ms. Gerron and other non-executive employees. All employees are eligible to receive time-vested restricted stock awards.

The Compensation Committee makes all determinations involving awards to “covered employees” within the meaning of Section 162(m) of the Code. Determinations of the Compensation Committee are final, conclusive, and binding upon all persons having an interest in the Stock Incentive Plan. However, any action or determination by the Compensation Committee specifically affecting or relating to an award to a non-employee director will be approved and ratified by the Board of Directors.

Employment and Related Agreements

The Compensation Committee believes that the retention of our named executive officers and other key employees is critical to our opportunity for future success. In order to formalize a long-term commitment with two of our top executive officers, we executed employment agreements with our Chief Executive Officer, Brian O. Casey, in April 2010 and our Chief Investment Officer, Mark R. Freeman, in February 2012. The agreements broadly address the terms of their employment with the Company, including, among other things, duties, compensation and benefits, termination, and the effect of termination. In addition, the employment agreements include non-solicitation covenants and non-competition covenants that apply in specified circumstances for a period of one year following the date of termination.

The Compensation Committee determined that Mr. Casey is critical to our future success, due to his significant responsibilities and contributions to the ongoing day-to-day operation of the business, his involvement in marketing our products, his development and direction of strategic initiatives and corporate development, as well as his participation in the development of new products. As a result, the Compensation Committee determined that it was in our best interests to enter into an employment agreement with Mr. Casey that is effective through April 30, 2015.

The Compensation Committee determined that Mr. Freeman is critical to our future success, due to his significant responsibilities and contributions to the development and oversight of our investment policy, the development of the Company’s macroeconomic and investment outlook, his day-to-day operation and oversight of our investment department, his monitoring of absolute risk and consistency of quality across all investment strategies, his integral importance to the ongoing success of our investment performance as well as his involvement in product development, strategic initiatives and marketing our products. As a result, the Compensation Committee determined that it was in our best interests to enter into an employment agreement with Mr. Freeman that is effective through January 1, 2017.

In November 2012, we entered into an Offer Letter with Mr. Wallace in connection with his hire as our Chief Financial Officer. This offer letter provides Mr. Wallace an annual base salary of $200,000, a sign-on equity award of 5,000 shares of time-vested restricted stock, an additional equity award of at least 5,000 shares of time-vested restricted stock in February 2013, an additional equity award of at least 5,000 shares of time-vested restricted stock in February 2014, and a 2012 annual cash performance bonus of at least $50,000 (payable in February 2013) and a 2013 annual cash performance bonus of at least $100,000 (payable in February 2014). The terms of the Offer Letter were conditioned on Mr.  Wallace’s execution of our standard confidentiality agreement.

Outstanding Equity Awards at December 31, 2013

The following table summarizes all outstanding equity awards held by our named executive officers as of December 31, 2013.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Stock That Have Not Vested (#) (g)	Market Value of Shares of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (j)
Brian O. Casey	—	—	—	—	—	70,000	4,333,700
Mark A. Wallace	—	—	—	10,000	619,100	—	—
Julie K. Gerron	—	—	—	14,150	876,027	—	—
Randall L. Root	—	—	—	15,650	968,892	—	—
Mark R. Freeman	—	—	—	16,548	1,024,487	80,000	4,952,800

Notes, by column letter:

(g)	The shares in column (g) will vest in late February of each year according to the following schedule provided the individual is, in most cases, still employed by us on the vesting date.

	Shares scheduled to vest
Name	2014	2015	2016	2017
Mark A. Wallace	—	5,000	2,500	2,500
Julie K. Gerron	5,100	5,150	2,600	1,300
Randall L. Root	5,725	5,650	2,850	1,425
Mark R. Freeman	9,399	4,762	2,387	—

(i)	The shares in column (i) represent (1) an unearned, performance-based restricted stock incentive award granted to Mr. Casey in 2010 and Mr. Freeman in 2012 under the Stock Incentive Plan, which will vest according to the following schedule; provided that Mr. Casey and Mr. Freeman are, in most cases, still employed by us on the vesting date and the applicable performance goal is achieved for the respective year. Each year during the applicable vesting period, the Compensation Committee will establish a specific goal for that year’s vesting of the restricted shares. The performance goal will be based upon criteria set forth in the Stock Incentive Plan. The specific performance goal for each year will be established no later than March 31 of the vesting year. If in any year during the vesting period the performance goal is not met, the Compensation Committee may establish a goal for a subsequent vesting period, which if achieved or exceeded may result in full or partial vesting of the shares that did not otherwise become vested in a prior year. See the “Compensation Discussion and Analysis” section above for a further description of this performance-based restricted stock incentive award.

	Shares scheduled to vest as of December 31,
Name	2014	2015	2016	2017
Brian O. Casey	35,000	35,000	—	—
Mark Freeman	20,000	20,000	20,000	20,000

(h), (j)	The amounts in columns (h) and (j) reflect the value of the shares shown in columns (g) and (i), respectively, multiplied by $61.91, the closing market price of our common stock as of December 31, 2013, the last business day in 2013.

Stock Vested in 2013

The following table summarizes all shares vested by our named executive officers for the year ended December 31, 2013.

	Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Brian O. Casey	35,000	1,534,050
Julie K. Gerron	5,000	219,150
Randall L. Root	6,250	273,938
Mark R. Freeman	29,500	1,292,985

Notes, by column letter:

(b)	Values in column (b) reflect 5,000 shares of time-vested restricted stock for Ms. Gerron that vested as of February 22, 2013 at a market value of $43.83 per share; 6,250 shares of time-vested restricted stock for Mr. Root that vested as of February 22, 2013 at a market value of $43.83 per share; 9,500 shares of time-vested restricted stock for Mr. Freeman that vested as of February 22, 2013 at a market value of $43.83 per share and 20,000 shares of performance-based restricted stock for Mr. Freeman that vested as of February 22, 2013 at a market value of $43.83 per share; and 35,000 shares of performance-based restricted stock for Mr. Casey that vested as of February 22, 2013 at a market value of $43.83 per share.

Potential Payments Upon Termination or Change in Control

Set forth below is a summary of the compensation and benefits payable to Mr. Casey, Mr. Wallace, Mr. Freeman, Mr. Root and Ms. Gerron in the event their employment is terminated. For purposes of this disclosure, we have calculated benefits assuming a December 31, 2013 termination date. As of December 31, 2013, we had executive employment agreements with Mr. Casey and Mr. Freeman. For further information on the employment agreements, see “Employment Related Agreements” above.

Under the terms of our Stock Incentive Plan, in the event of their death or a “change in control” of the Company, Messrs. Wallace’s, Freeman’s and Root’s and Ms. Gerron’s unvested time-vested restricted stock awards would vest. These shares had a value of $619,100 for Mr. Wallace, $1,024,487 for Mr. Freeman, $968,892 for Mr. Root and $876,027 for Ms. Gerron as of December 31, 2013. Other than the acceleration of Messrs. Wallace’s and Root’s and Ms. Gerron’s restricted stock awards upon death or a “change in control,” Messrs. Wallace and Root and Ms. Gerron are not contractually entitled to any other severance payments upon their termination or a “change in control” of the Company.

Under the employment agreement in place, the payments to Mr. Casey could vary depending on the cause of termination and whether or not the Board of Directors elects to enforce a non-compete agreement. Under the employment agreement in place for Mr. Freeman, the payments to Mr. Freeman could vary depending upon the cause of termination and whether or not the Board of Directors elects to enforce a “Mandatory Inactivity Period.” For the purposes hereof, a “Mandatory Inactivity Period” shall mean the three-month period of time immediately following Mr. Freeman’s termination during which he may not (a) in any capacity provide investment advisory services or investment management services in competition with the Company or (b) establish, join, participate in, acquire or maintain ownership in, or provide investment advisory services to, any U.S.-based entity that offers services and/or products that compete with the Company. Additionally, these agreements contain a “single trigger” change in control provision pursuant to which Mr. Casey and Mr. Freeman are entitled to certain payments and benefits in the event they voluntarily terminate their employment with the Company within the ninety-day period, or in the case of Mr. Freeman, the thirty-day period, immediately following the date that is three (3) months following change in control of the Company. The Compensation Committee believes that a “single trigger” change in control provision (1) provides a powerful retention device during change in control discussions, and (2) ensures Mr. Casey and Mr. Freeman are not deprived of the benefits that they earned or reasonably should expect to receive if there was no change in control. The various payment scenarios for Mr. Casey are described immediately below, and the various payment scenarios for Mr. Freeman are described thereafter.

The various payment scenarios for Mr. Casey are:

Payments upon termination without cause where the non-compete agreement is enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•

all unvested stock options and all unvested restricted shares shall be fully vested for the executive; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, then those awards will only become vested if and to the extent that such awards would have become vested in accordance with their terms if Mr. Casey’s employment had continued.

Payments upon termination without cause where the non-compete agreement is not enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•

all unvested stock options and all unvested restricted shares shall be fully vested; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, then those awards will only become vested if and to the extent that such awards would have become vested in accordance with their terms if Mr. Casey’s employment had continued.

Payments upon termination with cause or by the executive without good reason where the non-compete agreement is enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments for twelve months, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for twelve months following termination.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination with cause or by the executive without good reason where the non-compete agreement is not enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for twelve months following termination.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario.

Payments upon termination by the executive with good reason (the non-compete agreement is automatically enforced)

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•

all unvested stock options and all unvested restricted shares shall be fully vested for the executive; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, then those awards will only become vested if and to the extent that such awards would have become vested in accordance with their terms if Mr. Casey’s employment had continued.

Payments upon termination due to a change in control (the non-compete agreement is automatically enforced)

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	one year’s worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•

all unvested stock options and all unvested restricted shares shall be fully vested; provided, however, that to the extent that any such awards are subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, then those awards will only become vested if and to the extent that such awards would have become vested in accordance with their terms if Mr. Casey’s employment had continued.

Payments upon termination due to death

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive’s eligible dependents for twelve months following termination, and

•	all unvested stock options and all unvested restricted shares shall be fully vested.

Payments upon termination due to disability

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•	all unvested stock options and all unvested restricted shares shall be fully vested for Mr. Casey.

The various payment scenarios for Mr. Freeman are:

Payments upon termination without cause or by the executive for good reason where the Mandatory Inactivity Period is enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for three months following termination, and

•

all unvested stock options, all unvested restricted shares and all unvested mutual fund share bonus awards shall become vested and exercisable; provided however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination without cause or by the executive for good reason where the Mandatory Inactivity Period is not enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•

all unvested stock options, all unvested restricted shares and all unvested mutual fund share bonus awards shall become vested and exercisable; provided however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination with cause where the Mandatory Inactivity Period is enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for three months following termination.

All unvested stock options, all unvested restricted shares, and all unvested mutual fund share bonus awards shall be forfeited under this scenario.

Payments upon termination with cause where the Mandatory Inactivity Period is not enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date, and

•	not less than four weeks of vacation time that was earned and unused by the executive.

All unvested stock options, all unvested restricted shares, and all unvested mutual fund share bonus awards shall be forfeited under this scenario.

Payments upon termination by the executive without good reason where the Mandatory Inactivity Period is enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive, and

•	medical benefits for the executive and his eligible dependents for three months following termination.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario. Additionally, all unvested mutual fund share bonus awards shall vest sixty (60) days after the first anniversary of the termination date unless a final determination is made in binding arbitration that the executive either directly or indirectly sold or provided products that are the same or similar to any product that the Company is providing as of, and about which the executive had confidential information during the year prior to, the termination date; provided, however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination by the executive without good reason where the Mandatory Inactivity Period is not enforced

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date, and

•	not less than four weeks of vacation time that was earned and unused by the executive.

All unvested stock options and all unvested restricted shares shall be forfeited under this scenario. Additionally, all unvested mutual fund share bonus awards shall vest sixty (60) days after the first anniversary of the termination date unless a final determination is made in binding arbitration that the executive either directly or indirectly sold or provided products that are the same or similar to any product that the Company is providing as of, and about which the executive had confidential information during the year prior to, the termination date; provided, however, that if any such unvested equity or equity-based award is subject to performance-based vesting conditions that are intended to qualify for the performance-based compensation exemption under Section 162(m) of the Code, then such award will become vested only if, when and to the extent such award would have become vested in accordance with its terms if Mr. Freeman’s employment had continued; and provided further that, if such award is subject to periodic vesting based upon performance conditions established for each vesting period, then the annual performance conditions applicable to any such award following the termination of Mr. Freeman’s employment shall be the same as the last periodic performance goal established with respect to such award prior to the termination of Mr. Freeman’s employment or, if more favorable to Mr. Freeman, the periodic performance conditions established for performance-based vesting of equity or equity-based awards granted to other senior executives who are then still employed by the Company.

Payments upon termination due to a change in control (assuming that Mr. Freeman terminates his employment after the 90th day, but before the 121st day, immediately following a change in control)

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	three months’ worth of salary paid in monthly installments, less the amount of medical insurance premiums the executive would pay had he remained employed,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive and his eligible dependents for three months following termination, and

•

all unexercised stock options, all unvested restricted shares, all unvested mutual fund share bonus awards and all other unvested equity-incentive compensation awards shall become vested and exercisable.

Payments upon termination due to death

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	accelerated vesting of his unvested mutual fund bonus awards,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	medical benefits for the executive’s eligible dependents for twelve months following termination, and

•

all unexercised stock options, all unvested restricted shares, all unvested mutual fund share bonus awards and all other equity-incentive compensation awards theretofore granted shall become vested and exercisable.

Payments upon termination due to disability

Amounts under this scenario include the following to the extent they have not been already paid:

•	amounts earned by the executive during his employment,

•	bonus and incentive compensation earned by the executive as of the termination date,

•	accelerated vesting of his unvested mutual fund bonus awards,

•	not less than four weeks of vacation time that was earned and unused by the executive,

•	disability benefits, if any, at least equal to those then provided by the Company to disabled executives and their families,

•	medical benefits for the executive and his eligible dependents for twelve months following termination, and

•	all unexercised stock options, all unvested restricted shares, all unvested mutual fund share bonus awards and all other equity-incentive compensation awards shall become vested and exercisable.

The following tables show the amounts each officer would receive under different scenarios.

Severance and change in control arrangements for Mr. Casey:

Benefits/payments upon termination	For cause or voluntary Termination without good reason		Without cause		Resign with good reason or terminated due to change in control	Death	Disability
Non-compete enforced?	Y	N	Y	N	Y	N/A	N/A
Base salary for an additional year (1)	$595,800	$—	$595,800	$—	$595,800	$—	$—
Performance shares (2)	—	—	4,333,700	4,333,700	4,333,700	4,333,700	4,333,700
Medical benefits (3)	14,533	14,533	14,533	14,533	14,533	14,533	14,533

Total	$610,333	$14,533	$4,944,033	$4,348,233	$4,944,033	$4,348,233	$4,348,233

Notes:

(1)	Amounts reflect one year’s base salary, less the amount of medical insurance premiums the executive would pay had he remained employed with the Company.

(2)	Amounts reflect the estimated value of the acceleration of the executive’s outstanding performance-based restricted stock awards (70,000 shares, which share amounts are equal to the number of outstanding performance-based restricted stock shares that are reported in the “Outstanding Equity Awards at December 31, 2013” table), using our stock price as of the last day of business in 2013, $61.91 per share.

(3)	The amount reflects the Company’s estimated premiums to continue medical benefits for the executive and dependents, as applicable, for twelve months after termination.

Severance and change in control arrangements for Mr. Freeman:

Benefits/payments upon termination	For cause or voluntary termination without good reason		Without cause/resign with good reason		Resign with good reason or terminated due to change in control	Death	Disability
Mandatory inactivity period enforced?	Y	N	Y	N	Y	N/A	N/A
Base salary for an additional three months (1)	$123,950	$—	$123,950	$—	$123,950	$—	$—
Restricted shares (2)	—	—	5,977,287	5,977,287	5,977,287	5,977,287	5,977,287
Medical benefits (3)	3,633	—	3,633	—	3,633	14,533	14,533
Acceleration of Payment of Mutual Fund Bonus Award (4)	—	—	—	—	—	—	—

Total	$127,583	$—	$6,104,870	$5,977,287	$6,104,870	$5,991,819	$5,991,819

Notes:

(1)	Amounts reflect three months’ base salary, less the amount of medical insurance premiums Mr. Freeman would pay had he remained employed with the Company.

(2)	Amounts reflect the estimated value of acceleration of Mr. Freeman’s outstanding time-vested and performance-based restricted stock awards (16,548 shares, which share amount is equal to the number of outstanding time-vested restricted stock shares that are reported in the “Outstanding Equity Awards at December 31, 2013” table, and 80,000 shares, which share amount is equal to the number of outstanding performance-based restricted stock shares that are reported in the “Outstanding Equity Awards at December 31, 2013” table), using our stock price as of the last day of business in 2013, $61.91 per share.

(3)	The amount reflects the Company’s estimated premiums to continue medical benefits for Mr. Freeman and his dependents, as applicable, for three months after termination, except in the case of termination due to Mr. Freeman’s death or disability, in which case medical benefits for Mr. Freeman and his dependents, as applicable, continue for twelve months after termination.

(4)	In the event of Mr. Freeman’s termination due to death or disability, or his involuntary termination without cause or voluntary termination for good reason following a change in control, he would vest immediately in his outstanding unvested mutual fund awards. As of December 31, 2013, Mr. Freeman had no unvested mutual fund awards.

The amounts shown in the preceding tables do not include payments and benefits to the extent they are paid to all employees upon termination of employment, including:

•	accrued salary and vacation pay,

•	distribution of the balance held by the individual under our Savings Plan, and

•	amounts paid under other benefit plans, including our family and medical leave of absence and long-term disability programs.

Definitions under the terms of the Stock Incentive Plan

Change in Control shall mean:

•

a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (other than a merger undertaken solely in order to reincorporate in another state) (for purposes hereof, the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation);

•	a dissolution of the Company;

•	a transfer of all or substantially all of the assets of the Company in one transaction or a series of related transactions to one or more other persons or entities;

•

a transaction or series of transactions that results in any entity, person, or group, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or during any period of two (2) consecutive years commencing on or after January 1, 2005, individuals who at the beginning of the period constituted the Company’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, person or group under their control.

Definitions under the terms of the Executive Employment Agreements

Termination for cause could occur due to any of the following events:

•	executive’s conviction of any felony or other serious crimes;

•

executive’s material breach of any of the terms of the employment agreement or any other written agreement or material company policy to which the executive and the Company are parties or are bound (or, in the case of Mr. Freeman, personal misconduct that is materially detrimental to the best interest of the Company), if such breach (or, in the case of Mr. Freeman, personal misconduct) shall be willful and shall continue beyond a period of twenty (20) days immediately after written notice thereof by the Company to the executive;

•	wrongful misappropriation by the executive of any money, assets, or other property of the Company or a client of the Company;

•

willful actions or failures to act by the executive which subject the executive or the Company to censure by the Securities and Exchange Commission as described in and pursuant to Section 203(e) or 203(f) of the Investment Advisers Act of 1940 or Section 9(b) of the Investment Company Act of 1940 or to censure by a state securities administrator pursuant to applicable state securities laws or regulations;

•	executive’s commission of fraud or gross moral turpitude; or

•	executive’s continued willful failure to substantially perform executive’s duties under the applicable agreement after receipt of written notice thereof and an opportunity to so perform.

Termination for good reason could occur due to the occurrence of any of the following events without the written consent of the executive:

•	any material breach by the Company of the employment agreement (including any reduction in the executive’s base salary);

•

any material adverse change in the status, position or responsibilities of the executive, including in the case of Mr. Casey a change in the executive’s reporting relationship so that he no longer reports to the Board of Directors, the removal from or failure to re-elect the executive as a member of the Board or if the Company becomes a wholly-owned subsidiary of another company, and the executive serves only as an officer of the subsidiary company;

•	assignment of duties to the executive that are materially inconsistent with the executive’s position and responsibilities described in his or her employment agreement;

•

the failure of the Company to assign the employment agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the employment agreement; or

•	requiring the executive to be principally based at any office or location more than twenty-five (25) miles from the current offices of the Company in Dallas, Texas.

The executive may terminate his or her employment without good reason at any time by giving at least thirty (30) days notice.

The Company may terminate the executive’s employment without cause at any time.

Change in Control shall mean:

•

a merger or consolidation of the Company with or into another corporation (other than a merger undertaken solely in order to reincorporate in another state) immediately following which the beneficial holders of the voting stock of the Company immediately prior to such transaction or series of transactions do not continue to hold 50% or more of the voting stock (based upon voting power) of the Company or (A) any entity that owns, directly or indirectly, the stock of the Company, (B) any entity with which the Company has merged, or (C) any entity that owns an entity with which the Company has merged;

•	a dissolution of the Company;

•	a transfer of all or substantially all of the assets of the Company in one or more related transactions to one or more other persons or entities;

•

a transaction or series of transactions that results in any entity, “Person” or “Group”, becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

•

during any period of two (2) consecutive years commencing on or after January 1, 2010 (in the case of Mr. Casey) or January 1, 2012 (in the case of Mr. Freeman), individuals who at the beginning of the period constituted the Company’s Board of Directors cease for any reason to constitute at least a majority, unless the election of each director who was not a director at the beginning of the period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period; provided, however, that a “Change in Control” shall not be deemed to have occurred if the ownership of 50% or more of the combined voting power of the surviving corporation, asset transferee or Company (as the case may be), after giving effect to the transaction or series of transactions, is directly or indirectly held by (A) a trustee or other fiduciary under an employee benefit plan maintained by the Company, or (B) one or more of the “executive officers” of the Company that held such positions prior to the transaction or series of transactions, or any entity, Person or Group under their control.

Disability shall mean any medically determinable physical or mental impairment that has lasted for a period of not less than six (6) months in any twelve (12) month period and that renders the executive unable to perform the duties or essential functions required under the employment agreement.

PROPOSAL 2:

Ratification of Appointment of Grant Thornton LLP as Independent Auditors

Our Audit Committee has appointed Grant Thornton LLP as our independent auditors for 2014. Representatives of Grant Thornton LLP will attend the annual meeting to answer appropriate questions and may make a statement if they so desire.

Fees Billed by Grant Thornton LLP

Audit Fees. The aggregate fees billed for professional services rendered by Grant Thornton LLP for the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and testing as required by Sarbanes-Oxley Section 404, or for services that are normally provided in connection with statutory or regulatory filings or engagements, for the years ended December 31, 2013 and 2012 were $232,455 and $197,178, respectively.

Audit-Related Fees. There were no fees billed by Grant Thornton LLP for audit-related services for the years ended December 31, 2013 and 2012.

Tax Fees. There were no fees billed by Grant Thornton LLP for tax services for the years ended December 31, 2013 and 2012.

All Other Fees. The aggregate fees billed for services provided by Grant Thornton LLP and not otherwise included in Audit Fees, Audit-Related Fees or Tax Fees were $269,655 and $223,159 for the years ended December 31, 2013 and 2012. These amounts include fees of $221,805 and $214,284 for the years ended December 31, 2013 and 2012, respectively, not paid by Westwood, but by common trust funds sponsored by Westwood Trust for financial audits provided to the common trust funds by Grant Thornton LLP. Westwood engaged Grant Thornton LLP to provide these services to the common trust funds.

Pre-approval policies and procedures for audit and non-audit services. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by our independent auditors. Each year the Audit Committee considers for approval the independent auditor’s engagement to render audit services, as well as a list prepared by management of anticipated non-audit services and related budget estimates. During the course of the year, management and the independent auditor are responsible for tracking all services and fees to insure that they are within the scope pre-approved by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its chairman the authority to amend or modify the list of approved audit and non-audit services and fees, provided the chairman reports any action taken to the Audit Committee at its next meeting.

The Audit Committee pre-approved all services provided by Grant Thornton LLP for the years ended December 31, 2013 and 2012.

Vote Sought and Recommendation

Although stockholder action on this matter is not required, the appointment of Grant Thornton LLP is being recommended to the stockholders for ratification. The affirmative “FOR” vote of a majority of the votes cast at the annual meeting is needed to ratify the appointment of Grant Thornton LLP as independent auditors for 2014. Abstentions will not affect the outcome of a vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION

OF GRANT THORNTON LLP AS OUR INDEPENDENT AUDITORS FOR 2014.

PROPOSAL 3:

Advisory Vote on Executive Compensation

We are seeking a non-binding, advisory vote from our stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.

The Compensation Committee has structured our executive compensation program to reflect our “pay-for-performance” philosophy. The compensation opportunities provided to the named executive officers are significantly dependent on the Company’s financial performance and the named executive officers’ individual performances and are intended to drive the creation of sustainable stockholder value. The Compensation Committee will continue to emphasize responsible compensation arrangements that attract, retain, and motivate high caliber executive officers to achieve the Company’s business strategies and objectives.

You have the opportunity to vote “FOR” or “AGAINST” or to “ABSTAIN” from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the stockholders approve, on a non-binding, advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, the compensation tables, and the narrative discussion.”

In deciding how to vote on this proposal, you are encouraged to consider the Company’s executive compensation philosophy and objectives and the components of the Company’s executive compensation program as contained in the Compensation Discussion and Analysis section above, as well as the following key aspects of our executive compensation program.

•

A significant portion of each named executive officer’s total direct compensation – from approximately 63% to 83% – was “at risk” compensation in 2013, delivered in the form of an annual cash incentive award and an annual equity incentive award.

•

The annual cash incentive award to the Chief Executive Officer and Chief Investment Officer, excluding the discretionary cash bonus award of $250,000 earned by the Chief Investment Officer for the performance period ending December 31, 2013, is based upon an annual, predetermined performance goal, the formula for which was approved by our stockholders in 2006. An expanded list of performance measures upon which performance goals may be based was approved by our stockholders in 2009 and in 2011.

•

The vesting of the Chief Executive Officer’s and Chief Investment Officer’s equity awards is based upon an annual, pre-determined performance goal, the criteria for which were approved by our stockholders in 2006. An expanded list of performance measures upon which performance goals may be based was approved by our stockholders in 2009 and in 2011.

•

Base salaries of the Chief Investment Officer and Chief Financial Officer remained flat at 2012 levels, while the Chief Executive Officer’s base salary was increased 20% in 2013, his first base salary increase in approximately three years. Each of the base salaries of our General Counsel and our President, Westwood Trust Dallas was increased approximately 6% in 2013.

•	Over the past three years, the named executive officers have not received significant perquisites.

•

The Compensation Committee endeavors to structure the Company’s executive compensation program to motivate and reward our executive officers for taking appropriate business risks while at the same time avoiding pay practices that incentivize excessive risk-taking. In connection with the Compensation Committee’s review of our compensation policies and practices for all employees in February 2014, the Compensation Committee concluded that these policies and practices do not encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board of Directors or on the Company, the Compensation Committee values the opinions of the Company’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding the Company’s executive compensation program.

Vote Sought and Recommendation

The affirmative “FOR” vote of a majority of the votes cast at the annual meeting is required to approve, on a non-binding, advisory basis, Westwood’s executive compensation. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON A NONBINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee is a current or former officer or employee of Westwood or its subsidiaries or has had a relationship requiring disclosure by Westwood under applicable federal securities regulations. No executive officer of Westwood served as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. For 2013 the members of our Compensation Committee were Messrs. Frank (Chairman), Norman, Weiland and Wooldridge.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other Relationships and Related Transactions

John Porter Montgomery, who is the stepson of Ms. Byrne, Westwood’s current Chairman, was employed as Senior Vice President-Trust & Investments by Westwood Trust, a wholly owned subsidiary of Westwood Holdings Group, Inc., during 2013 and received total compensation of $494,420. Mr. Montgomery is compensated in a manner consistent with our policies that apply to all employees.

Review and Approval of Related Party Transactions

All future material transactions involving affiliated parties will be subject to approval by a majority of our disinterested directors. We have a written policy, entitled the “Conflict of Interest Policy” that addresses the review and approval of related party transactions. The Conflict of Interest Policy provides that, except with the Board of Directors’ prior knowledge and consent, no director, officer or employee of Westwood or its subsidiaries may be involved in a transaction or relationship that gives rise to a “conflict of interest” with Westwood. The policy defines “conflict of interest” as an occurrence where a director, officer or employee’s private interests interfere, or appear to interfere, in any way with our interests as a whole, and specifically includes all related party transactions and relationships that we are required to disclose in our proxy statement.

In the event the Board of Directors’ consent to a conflict of interest is sought, the request must be addressed to our compliance officer (or, where the matter involves the compliance officer, to the Audit Committee) and referred to the Audit Committee for its consideration. If the matter involves any member of the Audit Committee, the matter is required to be addressed by the disinterested members of the Board of Directors. A majority of the members of the Audit Committee (or a majority of the disinterested members of the Board of Directors, where applicable) must approve any request. The terms of any such transaction must be as favorable to us as the terms would be if the transaction were entered into with an unrelated third party.

Management Accounts

Certain of our directors, executive officers and their affiliates invest their personal funds directly in accounts held and managed by us. All such funds are managed along with, and on the same terms as, funds deposited by our other clients. These individuals are charged management fees for our services at a preferred fee rate, which rate is consistent with fees charged to our other select clients who are not members of our Board of Directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 3, 2014, there were 8,262,430 shares of common stock issued and entitled to vote at the annual meeting. Except where otherwise indicated, the following table sets forth certain information, as of March 3, 2014, regarding beneficial ownership of the common stock and the percentage of total voting power held by:

•	each stockholder known by us to own more than five percent (5%) of outstanding common stock;

•	each director and director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.

Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Beneficial Owners	Number of Shares Beneficially Owned	Percent of Class
5% Beneficial Owners
Royce & Associates, LLC (2)(3)	742,760	9.0%
GAMCO Investors, Inc. (2)(4)	697,300	8.4%
Conestoga Capital Advisors, LLC (2)(5)	542,628	6.6%
BlackRock Inc. (2)(6)	484,716	5.9%
Third Avenue Management LLC (2)(7)	414,877	5.0%
Directors and Named Executive Officers (1)
Brian O. Casey	245,791	3.0%
Susan M. Byrne	377,601	4.6%
Mark R. Freeman	115,466	1.4%
Julie K. Gerron	27,007	*
Randall L. Root	41,631	*
Mark A. Wallace	16,116	*
Richard M. Frank	23,020	*
Robert D. McTeer	11,500	*
Geoffrey R. Norman	3,250	*
Martin J. Weiland	4,500	*
Raymond E. Wooldridge	51,915	*
Ellen H. Masterson	—	*
All directors and named executive officers as a group (11 Persons)	917,797	11.1%

*	Less than 1%

(1)	The address of each director and named executive officer is 200 Crescent Court, Suite 1200, Dallas, Texas, 75201.

(2)	The beneficial ownership information reported for this stockholder is based upon the most recent Form 4, Form 13F, Schedule 13G or Schedule 13D filed with the SEC by such stockholder.

(3)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. On January 17, 2014, Royce & Associates reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 742,760 shares.

(4)	The address of GAMCO Investors, Inc., or GAMCO is One Corporate Center, Rye, NY 10580. On February 7, 2014, GAMCO reported its beneficial ownership, indicating that it held sole voting power over 697,300 shares.

(5)	The address of Conestoga Capital Advisors, LLC is 259 N. Radnor-Chester Road, Radnor Court, Suite 120, Radnor, PA 19087. On January 22, 2014, Conestoga Capital Advisors, LLC reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 542,628 shares.

(6)

The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. On January 31, 2014, BlackRock, Inc. reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 484,716 shares.

(7)

The address of Third Avenue Management LLC, or TAM, is 622 Third Avenue, 32nd Floor, New York, New York 10017-6715. On February 14, 2014, TAM reported its beneficial ownership, indicating that it held sole dispositive power and sole voting power over 414,877 shares.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by, among other things, reviewing the financial reports and other financial information provided by us to any governmental body or the public.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of Westwood Holdings Group, Inc. (“Westwood”) as of and for the fiscal year ended December 31, 2013 with management and the independent auditors. Management is responsible for Westwood’s financial reporting process, including its system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) promulgated under the Securities Exchange Act of 1934) and for the preparation of Westwood’s consolidated financial statements in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing those financial statements, and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. The members of the Audit Committee are “independent” as defined by SEC and NYSE rules, and, although the Board of Directors has determined that Mr. Norman is an “audit committee financial expert” as defined by SEC rules, neither Mr. Norman, nor any other member of the Audit Committee, represents themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

The Audit Committee received from Grant Thornton LLP, Westwood’s independent auditors, a formal written statement describing all relationships between the firm and Westwood that might bear on the auditors’ independence required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”), discussed with Grant Thornton LLP any relationships that might impact their objectivity and independence and, based on such information, satisfied itself as to Grant Thornton LLP’s independence. The Audit Committee also discussed with management, Westwood’s internal auditors and the independent auditors the quality and adequacy of Westwood’s internal controls and the audit scope and plans for audits performed by the internal auditors and the independent auditors.

The Audit Committee also discussed with Grant Thornton LLP all communications required by generally accepted auditing standards used in the United States, including those described in Auditing Standard No. 16, Communications with Audit Committees, issued by the PCAOB and, with and without management present, discussed and reviewed the results of Grant Thornton LLP’s examination of the consolidated financial statements of Westwood.

For the fiscal year 2013 management completed the documentation, testing and evaluation of Westwood’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. In making its assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control – Integrated Framework (1992 framework). The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of Westwood’s internal control over financial reporting as of December 31, 2013.

Based upon the above-mentioned review and discussions with management and Grant Thornton LLP, the Audit Committee recommended to the Board of Directors that Westwood’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Raymond E. Wooldridge, Chairman Richard M. Frank Robert D. McTeer Geoffrey R. Norman Martin J. Weiland

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our common stock to file with the SEC initial statements of beneficial ownership of securities and subsequent changes in beneficial ownership. Our officers, directors and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

To Westwood’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that our officers, directors and greater-than-ten-percent beneficial owners complied in a timely fashion with all Section 16(a) filing requirements applicable to them, with the exception of one late Form 4 filing made for Susan M. Byrne, a director of the Company, resulting in a failure to timely report one transaction, one late Form 3 filing made for Peter F. Pastorelle, an officer of the Company, resulting in a failure to timely report his appointment as an officer of the Company and one late Form 3 filing made for each of Julie K. Gerron and Randall L. Root, officers of the Company, resulting in a failure to timely report their holdings of Company common stock following their designation as Section 16 officers of the Company.

STOCKHOLDER PROPOSALS

Proposals Included in the Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act must be received at our principal executive offices no later than the close of business on November 14, 2014. Proposals should be submitted in writing to 200 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Corporate Secretary. In order to be included in next year’s proxy statement, stockholder proposals must comply with all applicable legal requirements. Timely submission of a proposal does not guarantee that such proposal will be included.

Proposals Not Included in Proxy Statement

If Westwood does not have notice of a stockholder proposal at least 45 days before the mailing date of the proxy statement for the prior year’s annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

ANNUAL REPORT

Our 2013 Annual Report to Stockholders, which includes our consolidated financial statements as of and for the year ended December 31, 2013, is being mailed to you along with this proxy statement. Upon written request, we will provide without charge to any stockholder a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules to such report. Such request should be directed to Brian O. Casey, 200 Crescent Court, Suite 1200, Dallas, Texas 75201.

HOUSEHOLDING OF PROXY MATERIALS

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, they should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, they should follow these instructions:

•

If the shares are registered in the name of the stockholder, stockholders should contact us at our offices at 200 Crescent Court, Suite 1200, Dallas Texas 75201, Attention: Corporate Secretary, or by telephone at 214-756-6900, to inform Westwood of their request.

•	If a bank, broker or other nominee holds the shares, stockholders should contact the bank, broker or other nominee directly.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named as proxy holder in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors,

Brian O. Casey
Chief Executive Officer and President

March 10, 2014

WESTWOOD HOLDINGS GROUP, INC.

PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING TO BE HELD ON APRIL 17, 2014

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on April 17, 2014

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2013 Annual Report, the Proxy Statement and any other additional soliciting materials, are available via the Internet by accessing the Company’s website at http://ir.westwoodgroup.com/annuals.cfm. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

The undersigned hereby appoints Brian O. Casey and Mark A. Wallace, jointly and severally, as the undersigned’s proxy or proxies, each with full power of substitution and to act without the other, to vote in the manner directed herein all shares of common stock of Westwood Holdings Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at The Crescent Club, 200 Crescent Court, Suite 1700, Dallas, Texas 75201, on Thursday, April 17, 2014, at 10:00 a.m., Central time, and any postponements or adjournments thereof, as fully as the undersigned could if personally present, revoking any proxy or proxies heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BELOW, BUT IF NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

(Continued, and to be marked, dated and signed, on the other side.)

☐  FOLD AND DETACH HERE  ☐

The Board of Directors recommends a vote “FOR” all director nominees in Proposal 1 and “FOR” Proposals 2 and 3.			Please mark your
			votes as indicated	X
in this example.

1.	Election of eight directors to hold office until the next annual meeting of Westwood’s stockholders and until their respective successors shall have been duly elected and qualified.

☐  FOR ALL NOMINEES (except for the names struck out below)

(Susan M. Byrne, Brian O. Casey, Richard M. Frank, Ellen H. Masterson, Robert D. McTeer,

Geoffrey R. Norman, Martin J. Weiland and

Raymond E. Wooldridge)

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.

2.	Ratification of the appointment of Grant Thornton LLP as Westwood’s independent auditors for the year ending December 31, 2014.
	☐ FOR	☐ AGAINST		☐ ABSTAIN

3.	Non-binding, advisory vote on Westwood’s executive compensation.
	☐ FOR	☐ AGAINST		☐ ABSTAIN

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

Date

Signature

Signature, If Jointly Held

If acting as Attorney, Executor, Trustee or in other representative capacity, please sign your name, title and state your capacity. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE